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                                                                   EXHIBIT 10(g)

                              SHIPBUILDING CONTRACT

                                     BETWEEN

                               JOS. L. MEYER GMBH

                                       AND

                                 ARRASAS LIMITED

           ----------------------------------------------------------

                          IN RELATION TO HULL NO. S.667

           ----------------------------------------------------------

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                                                                  First Original

                                    CONTENTS

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CLAUSE                                                                                                 PAGE
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Article 1: Subject matter of Contract.............................................................      1

1.      Agreement to build, sell and purchase.....................................................      1

2.      Description of the Ship...................................................................      1

3.      Specification and Plans...................................................................      3

4.      Classification............................................................................      4

5.      Builder's right to subcontract............................................................      5

6.      Buyer's Supplies..........................................................................      7

7.      Builder's tally of Buyer's Supplies.......................................................      8

Article 2: Supervision............................................................................      9

1.      Supervisor................................................................................      9

2.      Plan approval.............................................................................     10

3.      Work approval.............................................................................     11

4.      Planned Programme.........................................................................     12

5.      Minor alterations.........................................................................     12

6.      Technical disputes........................................................................     13

Article 3: Modifications..........................................................................     14

1.      Modifications.............................................................................     14

2.      Classification and regulatory changes.....................................................     14

3.      Substitution of Parts.....................................................................     15

Article 4: Title and insurances...................................................................     16

1.      Title, risk and encumbrances..............................................................     16

2.      Insurances................................................................................     18

3.      Loss or damage............................................................................     19

Article 5: Permissible delays.....................................................................     21

1.      Extension of time for building work.......................................................     21

2.      Delay notices.............................................................................     23

Article 6: Tests and liquidated damages...........................................................     24

1.      Tests.....................................................................................     24

2.      Liquidated damages........................................................................     26

Article 7: Delivery and guarantee.................................................................     32

1.      Delivery and acceptance...................................................................     32

2.      Guarantee.................................................................................     35
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                                                                  FIRST ORIGINAL

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Article 8: Contract Price and payment terms.......................................................     40

1.      Contract Price............................................................................     40

2.      Payments..................................................................................     40

Article 9: Termination............................................................................     43

1.      Termination by Builder....................................................................     43

2.      Termination by Buyer......................................................................     44

3.      Termination by either party...............................................................     46

Article 10: Builder's representations, covenants and indemnities..................................     47

1.      Representations, warranties and covenants.................................................     47

2.      Indemnities...............................................................................     47

Article 11: Intellectual property rights..........................................................     49

1.      Patents, trade marks and copyrights.......................................................     49

2.      Rights to engineering and design data.....................................................     50

Article 12: Taxes and contract expenses...........................................................     51

1.      Taxes.....................................................................................     51

2.      Contract expenses.........................................................................     51

Article 13: Disputes..............................................................................     52

1.      Technical disputes........................................................................     52

2.      Arbitration...............................................................................     53

3.      Governing law.............................................................................     54

4.      Notices...................................................................................     54

Article 14: General matters.......................................................................     56

1.      Computation of time.......................................................................     56

2.      Assignments...............................................................................     56

3.      Partial illegality........................................................................     57

4.      Confidentiality...........................................................................     57

5.      Amendments................................................................................     57

6.      No waiver.................................................................................     57

7.      Consents..................................................................................     57

8.      Language..................................................................................     58

9.      Models....................................................................................     58

10.     Counterparts .............................................................................     58

11.     Effective Date ...........................................................................     58

12.     Protected Parties.........................................................................     59

13.     Guarantee ................................................................................     59
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                                                                  FIRST ORIGINAL

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SCHEDULE..........................................................................................     60

1.      Definition of certain terms...............................................................     60

2.      Interpretation of certain references......................................................     63

3.      Priority of Contract, Plans and Specification.............................................     64
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                                                                  First Original

THIS SHIPBUILDING CONTRACT is dated as of 15 September 2003 and made between:

(1) JOS. L. MEYER GMBH, a company organised and existing under the laws of Germany, and having its principal office at Industriegebiet Sud, D-26871 Papenburg, Germany (the "BUILDER"); and

(2) ARRASAS LIMITED, a company incorporated in the Isle of Man and having its registered office at International House, Castle Hill, Victoria Road, Douglas, Isle of Man, British Isles (the "BUYER").

NOW IT IS HEREBY AGREED as follows:

ARTICLE 1: SUBJECT MATTER OF CONTRACT

1.       AGREEMENT TO BUILD, SELL AND PURCHASE

1.1 On and subject to the provisions of this Contract, the Plans and the Specification:-

         (i)      the Builder shall:

                  (a) design, engineer, build, launch, equip and outfit the Ship at the Shipyard, and

                  (b) provide all components, equipment, gear, fittings, machinery, materials, parts, plant, outfit, spares and supplies which are necessary to achieve the objects and purposes described in clause 1.1(i) (a) (the "Parts") other than the specified supplies to be provided by the Buyer (the "Buyer's Supplies"), and

                  (c) complete, finish, sell and deliver the Ship to the Buyer at a North European sea port (the "Delivery Port") selected by the Builder and approved by the Buyer (such approval not to be unreasonably withheld or delayed) after successful performance and completion of the tests relating to the Ship; and

         (ii) the Buyer shall purchase and accept delivery of the duly completed Ship at the Delivery Port.

1.2 The Builder, as a first class shipbuilder with a reputation for excellence and with knowledge of the Buyer's performance and quality requirements and standards shall ensure that all building work shall be carried out in a good and workmanlike manner and in accordance with the highest shipbuilding and marine engineering practices and standards for new passenger cruise ships, and so that (unless specified to the contrary in the Specification) the quality of workmanship, quality of materials and aesthetic design of the passenger cabins and public areas shall not be lower than the corresponding quality standards on m.v. Norwegian Dawn.

2.       DESCRIPTION OF THE SHIP

2.1 The Ship shall be a luxury passenger cruise ship suitable for continuous year-round worldwide cruising, with the following main dimensions and characteristics:

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                                                                  First Original

         (i)      Dimensions

                  Length overall about - 294.13 metres
                  Length between perpendiculars: - 264.80 meters
                  Breadth moulded - 32.20 metres
                  Depth bulkhead deck - 11.50 metres
                  Design draft - 8.30 metres

                  *In this paragraph "about" means a tolerance of +/- 1 metre

         (ii)     Deadweight

                  Guaranteed deadweight at a draft of 8.30 metres - 7,500 metric tons in seawater of 1.025 t/m3 density (and under the conditions further described in section G.2.3 of the Specification).

         (iii)    Passenger Cabins

                  Garden Villas - 2
                  Executive suites - 4
                  Junior suites - 20
                  Studio - 20
                  Deluxe - 132
                  Standard outside with balcony - 352
                  Standard outside - 234
                  Standard inside - 399
                  Handicapped - 25

         (iv)     Crew Cabins

                  Captain class - 7
                  Officer, single occupancy - 54
                  Petty officers - 52
                  Crew, two (2) berth - 93
                  Crew, four (4) berth - 81
                  Crew, six (6) berth - 118

         (v)      Life Saving Equipment

                  Total number of persons on board for the purposes of long international voyages - 4,000.

         (vi)     Machinery

                  Diesel engines        5 x MAN B&W 12V 48/60 B each capable of
                                        a maximum continuous rating of 14,400 kW at 514 rpm (or equivalent)

                  Pod units             2 pod units each developing 19,500 kW at
                                        approximately 150 rpm

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                                                                  First Original

         (vii)    Speed

                  The trial speed of the Ship at a draft of [***] [Confidential Treatment] shall be at least [***] [Confidential Treatment] under the conditions specified in Section G.2.5 of the Specification.

2.2      The details of the dimensions and characteristics referred to in clause
         2.1 above, as well as the definitions and method of measurements and calculations, are as indicated in the Specification and no changes shall be made to such dimensions and characteristics without the Buyer's prior written approval.

2.3 The hull number of the Ship will be S.667 and that number shall in accordance with clause 1.1 and 1.2 in Article 4 be placed upon the Ship and the Parts during construction.

3.       SPECIFICATION AND PLANS

3.1 The Specification and the Plans describe in detail building work standards, the features of the building work and the general scope of the building work but, although the contents of the Specification and the Plans are believed by the Builder and the Buyer to be accurate, all dimensions and other details shall be independently verified and checked by the Builder and, if there are any errors or omissions in the Specification or Plans which may adversely affect the safety, seaworthiness or technical performance of the Ship, the Builder shall correct the same, after first notifying the Buyer in writing and obtaining the Buyer's written approval (which is not to be unreasonably withheld), without any increase in the Contract Price.

3.2 The Builder shall be solely and directly responsible for all aspects of the design, performance and quality of the building work, and the fact that any calculations, measurements, drawings, plans, test results or any other documents and data relating to the building work shall have been made, prepared or supplied by the Buyer or shown to the Buyer or approved by the Buyer and/or any Regulatory Authority and/or the Classification Society and/or any other specified person(s) or that modifications or alterations shall have been carried out in accordance with the Buyer's requirements shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder's obligations and/or liabilities under this Contract.

3.3 The Builder has purchased various shipbuilding materials, which were manufactured and processed in the United States of America, for use in the construction of the Ship. Otherwise, all Parts shall be new or (with the Supervisor's prior written approval which shall not be unreasonably withheld) unused, of high quality, and in strict and full accordance and compliance with this Contract, the Plans and the Specification and shall otherwise be in strict and full accordance and compliance with the Builder's usual high standards and practices of construction for similar ships. The materials to be used for certain components are stated in the Specification.

3.4 The Builder shall pay for all Parts promptly on or before delivery of the Ship or in accordance with usual commercial credit terms.

3.5 The Builder shall furnish: spare parts in accordance with the Specification; and maintenance tools of the kind and in at least the quantities required by the Specification, the Classification Society, and the maker's standards, for items furnished by the Builder.

                                      -3-
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                                                                  First Original

         The cost of such spares and tools are included in the Contract Price. The Builder at its own cost and risk shall be responsible for the handling, storing and bringing on board the Ship of all spares and tools. Spares and tools furnished by the Builder shall be properly protected against physical decay, corrosion and mechanical damage and shall be properly listed so that replacements may be readily ordered by the Buyer.

4.       CLASSIFICATION

4.1 The Builder shall build the Ship under the supervision and special survey of Det Norske Veritas (the "Classification Society"), in accordance with the regulations, requirements, resolutions and rules of the Classification Society (the "Class Rules") that are (i) in force as of the Effective Date and (ii) announced as of the Effective Date as intended thereafter to come into force or to be implemented, so that on delivery the Ship achieves the class notation + 1A1 Passenger Vessel, ECO, CLEAN free of all conditions, notations, qualifications, recommendations, reservations and restrictions.

4.2 The Classification Society's decision as to compliance or non-compliance of the building work with the Class Rules shall be final and binding on the parties but this provision shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder's obligations to comply with this Contract, the Plans and the Specification in respect of requirements that exceed the Class Rules.

4.3 The Ship shall also be designed and built under the supervision and in accordance with the regulations, requirements, resolutions and rules of the Regulatory Authorities (the "Regulatory Rules") as well as all other specified regulations, requirements, resolutions and rules that, are (i) in force as of the Effective Date and (ii) announced as of the Effective Date as intended thereafter to come into force or to be implemented.

4.4 The decision of any Regulatory Authority which is to issue specified certificates shall be final and binding on the parties as to compliance or non-compliance of the building work with the relevant Regulatory Rules but this provision shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder's obligations to comply with this Contract, the Plans or the Specification in respect of requirements which exceed the Regulatory Rules.

4.5 All classification, certification, testing, survey and other fees and charges payable to the Classification Society and other third parties in relation to the building work shall be for the account of the Builder.

4.6 Although the Classification Society will be appointed and paid for by the Builder, and although the Builder will be exclusively responsible for the correct interpretation and application of the Class Rules:

         (i) the parties intend that, in performing its role in relation to the building work, the Classification Society shall be acting for, and shall owe identical duties to, both of the parties to this Contract; and

         (ii) the Builder will ensure that the provisions of this clause 4.6 are communicated to, and accepted by, the Classification Society prior to its appointment under this Contract.

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                                                                  First Original

4.7 All fees and charges incidental to the registration of the Ship under the flag and laws of the Flag State shall be for the account of the Buyer.

4.8      In relation to the building work, the Buyer has the right:

         (i) to inspect all correspondence, minutes of meetings and other documents passing between the Builder and the Classification Society and to have copies thereof upon request of the Supervisor or the Buyer; and

         (ii) to attend all scheduled meetings between the Builder and the Classification Society,

         and the Builder shall provide (or procure that the Classification Society provides) copies of all documents requested under paragraph (i) above and shall keep the Buyer well informed (in advance) of all of the meetings referred to in paragraph (ii) above. The Builder will promptly inform the Supervisor of any unscheduled meetings between the Builder and the Classification Society and, if the Supervisor does not attend any of such meetings, the Builder will give the Supervisor a reasonably detailed account of the matters discussed and decisions taken at the meeting.

4.9 The Builder and its subcontractors shall comply with all laws, rules and regulations applicable to the building work, and the Builder shall obtain all licenses, permits, certificates and permissions required for the execution and completion of the building work, including those required by the Classification Society and the Regulatory Authorities.

4.10 The Builder shall be responsible for obtaining the approval of all drawings, calculations and other necessary matters by the Classification Society and the Regulatory Authorities, and shall arrange for all applicable certificates and approvals to be issued.

5.       BUILDER'S RIGHT TO SUBCONTRACT

5.1 The Builder shall not subcontract the whole of the building work but it may subcontract the performance of certain parts of the building work to reputable and suitably qualified and experienced subcontractors provided that for any major subcontracting the Builder shall obtain the prior written consent of the Buyer (which consent shall not be unreasonably withheld), it being agreed that "Major Subcontracting" shall mean any construction or assembly of the Ship's volume sections or installation of the Ship's machinery and other main Parts, or any other major building work, to be done outside the Shipyard unless customarily done outside the builders' yards in connection with the construction of luxury passenger ships within the North/Northwest European shipbuilding industry.

5.2 The Builder's appointment, contracting, employment or use of any workmen, subcontractors, agents and other representatives (including, without limitation, any such persons appointed or employed or contracted by the Builder with the Buyer's approval) shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder's obligations and/or liabilities under or in connection with this Contract nor diminish the Builder's responsibility adequately to manage and supervise

                                      -5-
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                                                                  FIRST ORIGINAL

         such persons and to ensure that they conduct themselves in an efficient and workmanlike manner and in accordance with the practices and standards referred to in clauses 1.2.

5.3      The Builder covenants with the Buyer that:

         (i) it shall ensure that there is not and will not be created by the Builder any direct or indirect contractual or other legal relationship between the Buyer and any subcontractors appointed or otherwise used by the Builder (save for such relationships as may be created by reason of the warranty and guarantee assignments to be made by the Builder under clause
                  2.10 of Article 7);

         (ii) it shall take reasonable care in the selection, employment, appointment and supervision of all subcontractors, and shall use its best endeavours to procure their employment or appointment on the best possible terms consistent with the Buyer's rights, and the Builder's obligations and liabilities, under this Contract including, without limitation, such matters as (a) the best possible guarantees and warranties and liberty for the Builder to assign all or any part(s) of such guarantees and warranties to the Buyer, (b) the safety of passengers and crew, (c) good service, (d) reliability of subcontractors, and (e) availability of spares and post-delivery service support;

         (iii) it shall prevent its subcontractors from exercising any rights (including without limitation, any German Law Encumbrance Rights) to arrest, attach, detain or encumber the Ship, the Parts or any other of the Buyer's property;

         (iv) it shall promptly provide the Buyer with such information and access as it may require from time to time in order to verify the performance of the supply and building work carried out by the Builder's subcontractors;

         (v) it shall promptly (a) deal with the Buyer's reasonable complaints regarding the terms of engagement or contract of any of its subcontractors, and/or (b) take necessary steps to ensure the proper performance of any such subcontractors, and/or (c) comply with any reasonable requests by the Buyer to terminate any such engagement or contract and appoint a substitute subcontractor or; and

         (vi) it shall be fully, directly and solely responsible (as between the Builder, the Buyer and the other protected parties) for the acts, omissions and defaults of the Builder's subcontractors (including, without limitation, any persons appointed, employed or contracted by the Builder with the approval of the Buyer) and for the acts, omissions and defaults of the respective officers, employees, workmen, agents and other representatives of the Builder and its, subcontractors.

5.4 The Buyer shall have the right to approve the identity of all main subcontractors other than those specified in the List of Suppliers, such approval not to be unreasonably withheld.

5.5 All labour costs (including overtime costs) of the Builder and of the workmen, subcontractors, and others used by the Builder shall be for the account of the Builder.

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                                                                  FIRST ORIGINAL

6.       BUYER'S SUPPLIES

6.1 The Buyer, at its own risk and expense, shall contract for, supply and deliver the Buyer's Supplies to the Shipyard and, in the case of certain materials, to the Builder's facility at the base port for trials in proper condition for installation or incorporation in, or stowage on board, the Ship in precise accordance with a delivery schedule to be agreed between the Buyer and the Builder within one hundred and eighty (180) days after the Effective Date.

6.2 The Builder shall, at its own risk and expense, receive, check as to agreement with transport documents, insure (in accordance with clause 2 of Article 4), safely store and keep well protected, and properly inspect, put on board and thereafter install or incorporate in or stow on the Ship, all of the Buyer's Supplies from time to time delivered to the Shipyard, and (whenever so requested by the Supervisor) the Builder shall also assist the Buyer to clear any Buyer's Supplies through German customs and (in relation to the materials which are to be delivered at the base port for trials) through the relevant customs. Upon request by the Builder, the Buyer's available personnel at the Shipyard will assist in the installation of the Buyer's Supplies.

6.3 In order to facilitate the inspection, installation and incorporation of the Buyer's Supplies by the Builder, the Buyer shall furnish the Builder with all plans, instruction books, test reports and certificates provided to the Buyer by its suppliers and, if so requested by the Builder, the Buyer shall without charge to the Builder cause the relevant suppliers to assist the Builder in the installation and incorporation of such Buyer's Supplies at the Shipyard. If any Buyer's Supplies (including any Buyer's Supplies to be replaced by the Buyer pursuant to this clause 6) have not been delivered within five
         (5) working days after the Supervisor's receipt of a notice from the Builder under clause 6.4(ii), the Builder shall be entitled to proceed with the construction of the Ship without installing or incorporating such Supplies in or on the Ship and the lack of any such installation or incorporation shall not be treated as a Defect in the Ship provided that if, having regard to the nature and/or expected delivery date(s) of the relevant Buyer's Supplies and/or the Builder's programme for the building work, it is reasonable for the Buyer to request the Builder to arrange the building work so that the relevant Supplies can be installed or incorporated in or on the Ship at a later date then, in each such case, the Builder will use its best efforts to accommodate any such reasonable request.

6.4      The Builder:

         (i) shall be liable to the Buyer for any damage to or loss of any Buyer's Supplies occurring or arising after their delivery by (or on behalf of) the Buyer under clause 6.1 unless such damage or loss is caused by the inadequate packing or inherent vice of such Buyer's Supplies; and

         (ii) shall notify the Supervisor as soon as practicable of any loss of, damage to, or deficiency in the supply or performance of, any of the Buyer's Supplies or any late delivery thereof in accordance with clause 6.3.

6.5 Where the Builder is liable to the Buyer (under clause 6.4) for any damage to or loss of any Buyer's Supplies, the Builder will promptly replace the relevant Supplies with

                                      -7-
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                                                                  First Original

         identical items at its risk and expense; in all other cases where the Builder gives notice to the Buyer under clause 6.4(ii), the Buyer will promptly replace the relevant Supplies at its risk and expense.

6.6 Within fifteen (15) days after the Ship has been delivered by the Builder and accepted by the Buyer in accordance with the provisions of this Contract, the Buyer will remove from the Shipyard any of the Buyer's Supplies which have not been used in the construction of, or otherwise delivered with, the Ship.

7.       BUILDER'S TALLY OF BUYER'S SUPPLIES

7.1 The Builder shall make and keep fully itemised and up-to-date records of all Buyer's Supplies from time to time delivered to the Shipyard and/or other premises of the Builder (and/or its subcontractors) and, without prejudice to the generality of the foregoing, the Builder shall ensure that such records are made and kept in the form used by the Builder for its own stocks and show:

         (i) the date of delivery to the Builder (or its subcontractors) of each batch or consignment of Buyer's Supplies;

         (ii)     where and how such Buyer's Supplies are stored;

         (iii) when such Buyer's Supplies are incorporated or installed in, or stowed on, the Ship; and

         (iv)     the balance (in units) of any unused Buyer's Supplies.

7.2 The Builder shall provide the Supervisor, on a monthly basis, with a complete set of the records described in clause 7.1 and all amendments of, or supplements to, such records.

                                                              (end of article 1)

                                      -8-
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                                                                  First Original

ARTICLE 2: SUPERVISION

1.       SUPERVISOR

1.1 The Buyer may retain a supervisor (the "Supervisor") and a supervision team at the Shipyard to maintain close contact with the Builder and, on behalf of the Buyer, to supervise the building work, and the Builder will assist the Buyer to obtain any necessary German permissions and authorisations for the Supervisor and his team to carry out their duties.

1.2 The Supervisor and his team shall at all times be deemed to be the employees of the Buyer and the Builder shall be under no liability whatsoever for personal injuries or other harm to, or death of, the Supervisor or any of his team, or for damage to, or loss or destruction of, their property, unless such injury, harm, death, damage, loss or destruction is caused by the negligence and/or wilful default of the Builder and/or any of the Builder's subcontractors.

1.3 The Supervisor and his team shall carry out their inspections and supervision in an efficient manner and in such a way as to avoid any increase in the building costs or delays to the building work.

1.4 All salaries and, subject to clause 1.5, costs and expenses of the Supervisor and his team shall be for the Buyer's account.

1.5 The Builder shall provide, free of charge to the Buyer, the Supervisor and the Supervisor's team:

         (i) adequately equipped, maintained and serviced changing rooms and offices in reasonable numbers (including, without limitation, tables, chairs, filing cabinets, direct call national and international telephones and telefaxes, word processing workstations with laser printers in each office all in reasonable numbers, and one (1) full time secretary) conveniently located in the Shipyard and in close proximity to the Ship, and

         (ii) lodgings in Papenburg (or vicinity) and meals at the Shipyard (as far as available),

         provided that the Builder may charge the Buyer at cost for such lodgings and meals, for the secretary and for the use by the Supervisor and his team of the national and international postage, telephone and telefax services provided by the Builder under this clause 1.5.

1.6 A written statement confirming the Supervisor's appointment and the scope of his actual authority shall be given by the Buyer to the Builder within thirty (30) days after the Effective Date. Written notice of revocation of appointment of the Supervisor and/or any change in the scope of his actual authority shall be given by the Buyer to the Builder immediately after any such revocation and/or change has been decided upon by the Buyer.

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                                                                  FIRST ORIGINAL

1.7 The Supervisor and his team shall be deemed to have notice of and shall observe the safety, security and other rules and precautions in force from time to time at the Shipyard and at the premises of the Builder's sub-contractors.

2.       PLAN APPROVAL

2.1 Each of the Builder and the Buyer acknowledges and agrees that the construction of the Ship requires co-operation and flexibility on the part of both parties, especially during the design phase.

2.2 Notwithstanding the generality of clause 2.1, the building work shall be carried out in strict accordance with the provisions of this Contract, the Specification and the Plans, and prior to commencement of the building work (and from time to time thereafter as and when the Buyer may request) the Builder will provide the Supervisor with a work schedule containing a critical path treatment of the major and significant elements of the building work, in their proper sequence, which must be completed to ensure delivery of the Ship by the Delivery Date.

2.3 All plans, drawings and other documents required to be developed and supplied by the Builder to the Buyer for approval shall be hand-delivered by the Builder in their proposed final form in three (3) copies to the Supervisor (or, if the Supervisor is not at the Shipyard at the relevant time, to any member of the Supervisor's team at the Shipyard unless a specified member of the team has been nominated by the Supervisor for this purpose by notice to the Builder and is available at the Shipyard) for the Buyer's approval, and the Builder agrees to use its best endeavours to submit all such plans, drawings and documents in such a manner that the Buyer may reasonably review and approve or comment on the same within the periods provided for in clauses 2.4 and 2.5.

2.4 Within five (5) working days after the Supervisor's receipt of the plans, drawings and other documents referred to in clause 2.3, the Supervisor will notify the Builder in writing whether or not such plans, drawings and other documents are sufficient to enable the Buyer to review them pursuant to this clause 2; and if any of the plans, drawings or other documents are deficient in any way, the Supervisor must specify the deficiency and give his reasons in such notice.

2.5 Any plans, drawings and other documents submitted to the Supervisor and accepted by him as being sufficient for the Buyer's review must be returned to the Builder as soon as practicable and, at the latest, within fifteen (15) days after the Supervisor's receipt of those plans, drawings and other documents which the Supervisor has authority to approve on behalf of the Buyer.

2.6 One copy of all plans, drawings and other documents submitted to the Supervisor and accepted by him as being sufficient for the Buyer's review shall be returned to the Builder (in accordance with the timetable laid down in clause 2.5) either as approved or as rejected by the Buyer provided that all rejections shall specify with reasons all aspects of the rejected plans, drawings or documents which do not, or which provide for building work which does not, conform to the requirements of this Contract, the Plans or the Specification.

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                                                                  FIRST ORIGINAL

2.7 If a plan, drawing or other document is approved, the Builder shall proceed with the building work shown therein.

2.8 If a plan, drawing or other document is not accepted by the Supervisor as being sufficient for the Buyer's review in accordance with clause 2.4, the Builder shall promptly alter the relevant plan, drawing or document without charge to the Buyer and resubmit it as altered for approval by the Buyer in accordance with clauses 2.3 to 2.6.

2.9 All building work performed by the Builder prior to approval by the Buyer of all plans, drawings or documents relating to such work shall be at the sole risk and expense of the Builder.

2.10 If the Buyer (or the Supervisor on the Buyer's behalf) fails to return to the Builder, in accordance with the timetable laid down in clause 2.5, any plan or drawing or other document and this failure is not remedied within two (2) working days after the Supervisor's receipt of a written notice from the Builder specifying such failure, such plan or drawing or other document shall be deemed to have been automatically approved by the Buyer without any comments.

2.11 If the Builder discovers any feature in the Plans or the Specification which appears to be inconsistent with the general scheme of the building work or which might (in the reasonable opinion of the Builder) expose the Builder or the Buyer to any product liabilities, the Builder shall promptly notify the Supervisor and submit a proposal to the Supervisor for the Buyer's approval (such approval not to be unreasonably withheld) for the removal of the inconsistency or risk of product liability at the Builder's cost and in the Builder's time.

3.       WORK APPROVAL

3.1 Throughout the period during which the Ship is being built the Builder will conduct its usual quality control programme of inspections, testing and supervision by a team of the Builder's staff specially designated for this purpose but the building work and all Parts, as the same may at any time and at any place be completed or be in progress, shall also be subject to inspection by and the approval of the Buyer (acting through the Supervisor and his team) and the Classification Society.

3.2 The Builder shall at all times during normal working hours give the Supervisor and the Supervisor's team free and ready access to (and a free right to inspect) the Ship and Parts at any place where building work is being done or tests are being carried out or Parts are being processed or stored in connection with the building of the Ship including, without limitation, the Shipyard and other yards, workshops and stores of the Builder, and the premises of the Builder's subcontractors who are doing work in connection with the building of the Ship or processing or storing Parts, and the Builder shall ensure that the provisions of this clause 3.2 are inserted into all subcontracts from time to time made by it in connection with the building work.

3.3 The Buyer shall be entitled (but not obliged) to reject all building work and Parts which do not comply with the requirements of this Contract, the Plans and the Specification unless and to the extent that such non-compliance is the direct result of the Builder

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                                                                  First Original

         seeking to avoid (in a manner approved by the Buyer, such approval not to be unreasonably withheld) the product liabilities described in clause 2.11 provided that all rejections shall be made in writing, and shall specify with reasons those aspects of the building work or Parts inspected which do not comply with the requirements of this Contract, the Plans or the Specification.

3.4 If any building work or Parts shall be duly rejected by the Buyer as not complying with the Contract, the Plans or the Specification, the Builder shall promptly correct or replace such work or Parts at the Builder's cost and in the Builder's time.

4.       PLANNED PROGRAMME

4.1 The Ship shall be constructed in accordance with the planned programme contained in the Specification which defines certain stages of the construction process ("Milestones") which must be completed by the dates therein specified.

4.2 The Builder shall submit to the Buyer each month, commencing on the date falling one month after the Effective Date, until delivery, the following documentation (the accuracy of which the Builder hereby warrants):

         (a) a status report on the building work as compared with the planned programme, including the critical path;

         (b) a report setting out the actual progress of the building work during the previous month as compared with the planned programme;

         (c) a list of modifications (if any) agreed during the previous month, including Contract adjustments, if any, agreed during that month;

         (d) a report on the delivery of subcontracted materials during the previous month (the precise nature and form of which report shall be agreed, from time to time, between the Buyer and the Builder).

4.3 Without prejudice to the Builder's obligations under this Contract, if the construction of the Ship should, for any reason whatsoever, be delayed beyond the time-frame indicated in the planned programme, the Builder shall immediately notify the Buyer. If the delay which has occurred is not a permissible delay, the Builder shall within fourteen
         (14) working days after provision of such notification provide to the Buyer a written schedule describing the steps (including any appropriate increase in manpower and material resources) the Builder intends to take to recover the time lost. The Builder and the Buyer shall meet at the earliest opportunity to discuss the proposal and the Builder's detailed plans for implementation of the same.

5.       MINOR ALTERATIONS

5.1 Subject to clause 3.2 in Article 1 and to Article 3, approvals and other decisions of the Buyer in relation to the design and performance of the building work shall be final and may not be revised or revoked without the prior written approval of the Builder provided that the Builder shall not withhold its approval for any minor alterations or revisions requested by the Buyer which (in the reasonable opinion of the Builder) would not:

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                                                                  First Original

         (i) delay or increase the cost of the building work or have a material adverse affect on the Builder's planning or programme for the building work; or

         (ii) otherwise constitute a material modification of this Contract, the Plans or the Specification; or

         (iii) require the Builder to jeopardise its contracted building schedule(s) for other ships.

6.       TECHNICAL DISPUTES

6.1 If, at any time during the design phase or any other stage of the building work, there is a difference of opinion between the Builder and the Buyer in relation to any technical matter, then either party may give a notice (a "Dispute Notice") to the other party and if the parties do not resolve the difference of opinion within five (5) working days after the date of service of the Dispute Notice, the Builder or the Buyer may require that the difference of opinion be treated as a technical dispute to be resolved in accordance with clause 1 of Article 13.

                                                              (End of article 2)

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                                                                  FIRST ORIGINAL

ARTICLE 3: MODIFICATIONS

1.       MODIFICATIONS

1.1 This Contract, the Plans and the Specification may be modified from time to time by agreement of the parties provided that any reasonable and timely modifications requested by the Buyer, and/or any modifications required to be made under clause 2 which are occasioned by any changes in the Class Rules or in any of the Regulatory Rules after the Effective Date, shall be implemented by the Builder if the Buyer assents to necessary modifications to the Contract Price, the Delivery Date and any other relevant provisions of this Contract, the Builder agreeing to act in good faith and use its best efforts to accommodate any such reasonable requests by the Buyer so that any such modifications shall be made:

         (i)      at the lowest cost reasonably possible;

         (ii)     within the shortest period of time reasonably possible; and

         (iii) without any loss in the relative priority of the building work for the Ship compared to other construction work in the Shipyard,

         provided that nothing in this clause 1.01 shall require the Builder to jeopardise its contracted building schedule(s) for other ships.

1.2 Any agreement on a modification of this Contract, the Plans or the Specification shall include:

         (i)      any increase or decrease in the Contract Price;

         (ii)     any change in the Delivery Date, and

         (iii) any other adjustment to or amendment of any relevant provisions of this Contract, the Plans or the Specification,

         which is directly, necessarily and reasonably occasioned by such modification.

1.3 Any agreement on a modification of this Contract, the Plans or the Specification shall be recorded and evidenced by an exchange of letters or telefaxes which shall constitute an amendment to this Contract and/or the Plans and/or the Specification and shall be sequentially numbered, marked "Contract modification under Clause 3" and signed by the parties duly authorised representatives, and following any such agreement the Builder shall modify the building of the Ship in accordance therewith.

1.4 If there is any dispute between the parties as to any of the matters referred to in clause 1.2 then, if the Buyer so requires, the Builder will make the requested modification before the dispute has been resolved provided the Buyer confirms its willingness to pay the amount found due to the Builder in respect of such modification.

2.       CLASSIFICATION AND REGULATORY CHANGES

2.1 If, after the Effective Date, any Class Rules and/or any Regulatory Rules are changed by the Classification Society or any Regulatory Authority, the Builder shall promptly notify

                                                                  First Original

         the Buyer in writing of the relevant change(s) and of the necessary modifications to be made to this Contract, the Plans and the Specification.

2.2 If, following its receipt of a notice under clause 2.1, the Buyer reasonably considers that the operation of the Ship in its intended service would permit of a dispensation or waiver, the Builder will at the request of the Buyer apply for a dispensation from, or waiver of compliance with, the relevant change(s).

2.3 If the Buyer does not require the Builder to apply for a dispensation or waiver (or it has not been possible to obtain a dispensation or waiver) within a period of fifteen (15) days after the Buyer's receipt of a notice under clause 2.1 (or such longer period of time as the parties may agree to be reasonable in the light of all the circumstances then prevailing), the parties shall make an agreement to modify this Contract in accordance with clause 1 and thereafter the Builder shall make the relevant change(s) in the design or building of the Ship.

3.       SUBSTITUTION OF PARTS

3.1 If (notwithstanding all reasonable efforts on the part of the Builder and provided that orders for the same were placed in good time by the Builder) any Parts are not available at the time required for their installation or incorporation in the Ship, the Builder may (with the prior written approval of the Buyer) use suitable substitute Parts which are at least equal to the standard and quality of the Parts which were not available and which are capable of meeting all of the requirements of:

         (i)      this Contract, the Plans and the Specification; and

         (ii)     the Classification Society and the Regulatory Authorities.

3.2 Where a proposed substitution of Parts is approved by the Buyer, the Builder shall:

         (i) bear all additional costs and expenses whatsoever in relation to such substitution; and

         (ii) credit the Buyer with any cost savings occasioned by such substitution.

                                                              (end of article 3)

                                                                  FIRST ORIGINAL

ARTICLE 4: TITLE AND INSURANCES

1.       TITLE, RISK AND ENCUMBRANCES

1.1 On and from the Effective Date, the Builder (as legal and beneficial owner) hereby transfers and agrees to transfer to the Buyer (free and clear of all encumbrances whatsoever) - and the Buyer hereby agrees to accept such transfer - the Ship, as it is constructed from time to time including without limitation all of the Builder's ownership and interest (legal and beneficial) in the appurtenances, components, equipment items, machinery fittings and all materials of whatsoever kind (whether marked or not) from time to time intended for the construction of the Ship which the Builder has acquired or will acquire for this purpose, the agreed and irrevocable intention of the parties being that from the Effective Date the Buyer has and shall have full title (free and clear of all encumbrances whatsoever) to:

         (i) the Ship itself as it is in the course of progressive stages of construction.

         (ii) all materials and equipment from time to time appropriated or allocated for the construction on the Ship, all of which shall be marked as allocated to hull number S.667 as soon as reasonably practicable after the Effective Date;

         (iii) all parts assembled, fabricated or manufactured from the materials and equipment referred to above; and

         (iv)     all other Parts.

         All risks in relation to the Ship and all the materials and equipment referred to above and all other Parts (including delivered Buyer's Supplies) shall be and remain with the Builder until the Ship is delivered to and accepted by the Buyer in accordance with Clause 1 in
         Article 7.

1.2      Immediately upon:

         (i) the delivery to the Builder (or any of its subcontractors) of any Buyer's Supplies; and

         (ii) the delivery to, or fabrication by, the Builder (or any of its subcontractors) of all other Parts,

         the Builder shall mark (or cause its relevant subcontractors to mark) the same and the Ship (as it is from time to time built) with hull number S.667.

1.3 The Builder shall have no authority to create (and waives all rights to create) any encumbrances whatsoever over any of the Buyer's property (which for all purposes of this Contract shall include the Ship, the Buyer's Supplies, the Parts and other materials referred to in subclause 1.1 and any other property of the Buyer), nor shall it permit any of its subcontractors to impose or assert any encumbrances of any kind on or against any of the Buyer's Property.

1.4 At any time when a payment is due to the Builder under this Contract, and at all other reasonable times, the Buyer may require the Builder to provide a written statement

                                                                  FIRST ORIGINAL

         satisfactory to the Buyer showing what, if any, encumbrances of any kind (other than permitted encumbrances) have been or are liable to be imposed on or asserted against any of the Buyer's property.

1.5 If any encumbrance of any kind (other than any permitted encumbrance) is imposed on or asserted against any of the Buyer's property, the Builder shall promptly notify the Buyer and shall, not later than ten
         (10) days thereafter, secure the discharge or release of such encumbrance provided that if the Builder desires to contest any such encumbrance and such discharge or release is not available under law during such contest (including, without limitation, through the filing of a bond or other security), the Builder shall immediately take such steps as in the opinion of the Buyer shall prevent such encumbrance from delaying or otherwise adversely affecting the building work and shall indemnify fully, hold harmless and defend the Buyer and all other protected parties from and against all Losses which any of them may sustain or incur as a result of the imposition of any such encumbrance.

1.6 Notwithstanding the provisions of clause 1.5, the Buyer may secure the removal of any such encumbrance in which event the Builder shall reimburse the Buyer in full for its costs (including legal fees) of securing such discharge or release by deducting such sum from any payments due or to become due to the Builder under this Contract save that if any such cost is in excess of the amount of any such reimbursement by deductions, the Builder shall pay the amount of such excess to the Buyer promptly upon demand.

1.7 Notwithstanding the provisions of clause 1.5, the Buyer, without securing the discharge or release of any such encumbrance, may nevertheless withhold from any payments due or to become due to the Builder, unless and until such encumbrance is discharged or released by the Builder, a sum equal to the amount reasonably determined by the Buyer to be required to secure the discharge or release of such encumbrance (which amount shall include the estimated amount of all expenses which might be incurred in connection therewith, including legal fees).

1.8      Prior to the installation of any of the Buyer's Supplies:

         (i) the Builder may require the Buyer to state in writing whether any permitted encumbrances have been imposed on or asserted against the relevant Buyer's Supplies and to discharge any such permitted encumbrances prior to the installation of such Buyer's Supplies, and if the Buyer fails to discharge any such permitted encumbrances, the Builder may withhold the installation of the relevant Buyer's Supplies in which case any resulting delays will be the Buyer's responsibility; and

         (ii) the Buyer may require the Builder to confirm in writing that the representations made by it in Article 10, clause 1.2(ii) remain in all respects true and accurate and to procure that the Builder's financiers confirm in writing to the Buyer that they have no grounds for making (nor any expectation of acquiring grounds for making) any claims against the Builder or the Ship, and if the Builder or its financiers fails to deliver any such statement, the Buyer may require the Builder to withhold the installation of the relevant Buyer's Supplies in which case any resulting delays will be the Builder's responsibility.

                                                                  First Original

1.9 Until delivery and acceptance of the Ship under and in accordance with this Contract, the parties agree that:

         (i) as a substitute for the transfer of physical possession to the Buyer, the Builder will have actual possession (unmittelbarer Besitz) of the Ship, the Parts and delivered Buyer's Supplies and will keep the same in safe custody for the Buyer (and free of charge to the Buyer); and

         (ii) and the Buyer will have constructive possession (mittelbarer Besitz) of the Ship, the Parts and delivered Buyer's Supplies until the Buyer takes delivery thereof or obtains possession thereof in accordance with this Contract.

2.       INSURANCES

2.1 During the currency of this Contract and until her delivery to the Buyer the Ship, all Parts, and all Buyers' Supplies (up to a maximum aggregate value of $25,000,000 (twenty five million dollars) delivered to the Builder (or any of its subcontractors), shall be at the sole, direct and entire risk of the Builder which shall at its own expense keep the same insured on terms, and with brokers and underwriters, approved by the Buyer and its financiers in respect of and against all usual building risks, including protection and indemnity risks, tests risks and war risks. All premiums and deductibles shall be for the sole account of the Builder. Neither the brokers nor the underwriters shall have any rights of recourse against the Buyer or the Ship, or any rights to make any deduction, set-off or other withholding from or against any sum payable to the Buyer in connection with the Insurances.

2.2 The amount of the insurances (the "Insurances") to be arranged by the Builder under this Article shall be not less than the Contract Price.

2.3 All Insurances shall be taken out by the Builder naming the Buyer as the assured party and the Builder as the co-insured party for their respective interests. The Insurances shall contain loss payable provisions reasonably acceptable to the Buyer and its financiers.

2.4 All Insurances shall provide that there shall be no recourse against the Buyer or its assignees for the payment of any premiums or commissions and that no cancellation of the Insurances, for any reason whatsoever, shall become effective unless and until fourteen (14) days prior written notice has been given by the relevant brokers or insurers to the Buyer.

2.5 The Builder shall supply the Buyer prior to the commencement of construction of the Ship with an original cover note specifying the terms of the Insurances and security (which shall be as usual for the London insurance market) for the Ship.

2.6      If at any time there is:

         (i) any lapse in the insurance coverage which the Builder is required to arrange under this clause 2, the Buyer may effect replacement coverage at the Builder's expense; or

                                                                  First Original

         (ii) any failure by the Builder to pay any premiums due in respect of the Insurances, the Buyer may pay the same and recover the relevant payment(s) from the Builder.

3.       LOSS OR DAMAGE

3.1      In the event of any partial loss of the Ship before delivery:

         (i) the loss shall be made good by the Builder as soon as reasonably possible, the Delivery Date shall be extended in accordance with clause 1 in Article 5 (provided that the cause of the partial loss is excused under that clause) and the partial loss proceeds referable to the Ship and/or Parts (other than Buyer's Supplies) subject to the partial loss shall be applied by the Builder in making good the partial loss to the approval of the Buyer, the Classification Society and the Regulatory Authorities; and

         (ii) the partial loss proceeds referable to any Buyer's Supplies subject to the partial loss shall be paid to the Buyer.

3.2 In the event of the total loss of the Ship before delivery, either the Builder or the Buyer shall be entitled to terminate this Contract by written notice to the other, such notice to be delivered within thirty
         (30) days after the date (the "Determination Date") on which it is determined that the Ship has become a total loss pursuant to clause 3.6 below.

3.3 If, following the total loss of the Ship, neither party terminates this Contract pursuant to clause 3.2, the Builder shall proceed with the building of the Ship in accordance with this Contract and the Delivery Date shall be extended in accordance with clause 1 in Article 5 provided that the cause of the total loss is excused under that clause.

3.4      If there is a total loss of the Ship before delivery, then:-

         (i) if either party elects to terminate this Contract pursuant to clause 3.2, the Builder shall within ninety (90) days from (and including) the Determination Date pay to the Buyer an amount equal to the sum of:

                  (a) all payments previously made by the Buyer to the Builder under this Contract together with interest thereof at the relevant rate calculated from the date on which the Builder received each such payment to the date on which the reimbursement is received by the Buyer, and

                  (b) the Buyer's Supply Costs in respect of any Buyer's Supplies which are subject to the total loss; or

         (ii) if neither party terminates this Contract pursuant to clause 3.2, the Builder shall within ninety (90) days from (and including) the Determination Date pay to the Buyer the Buyer's Supply Costs in respect of any Buyer's Supplies which are subject to the total loss.

3.5 To the extent that amounts are paid to the Buyer under clause 3.4, any insurance proceeds received on that account shall be paid to the Builder.

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                                                                  FIRST ORIGINAL

3.6      A total loss shall be deemed to have occurred:

         (i) if it consists of an actual loss, at noon Papenburg time on the actual date of loss; or

         (ii) if it consists of a constructive or compromised or arranged or agreed total loss, at noon Papenburg time on the date on which notice of abandonment of the Ship is given to her insurers or (if her insurers do not admit the claim for a total loss) at the time on the date at which a total loss is subsequently adjudged to have occurred by a competent court or arbitration tribunal or liability in respect thereof as a total loss is admitted by underwriters.

                                                              (END OF ARTICLE 4)

                                                                  FIRST ORIGINAL

ARTICLE 5: PERMISSIBLE DELAYS

1.       EXTENSION OF TIME FOR BUILDING WORK

1.1 If the Builder gives notice as provided in clauses 2.1, 2.2 and 2.3 the Builder shall be entitled to an extension of the Delivery Date but only if:

         (i) there is a specific cause of delay which the Builder can prove will solely and directly delay delivery of the Ship beyond the Delivery Date and which cause is delaying or will delay building work which is in the critical path of delivery of the Ship for more than one working day;

         (ii) such cause of delay is one of the excusable causes set out in clause 1.3;

         (iii) the Builder proves that it has used and is continuing to use all reasonable efforts to avoid, prevent, minimise and overcome the actual delay in delivery of the Ship including, without limitation, by the performance of other or additional building work provided that such other or additional building work does not jeopardise the Builder's contracted obligations for the construction of other ships; and

         (iv) but for such cause of delay the Ship would have been delivered on time,

         provided that the length of any such extension shall be the number of days by which the Builder can prove that the Delivery Date for the Ship actually will be delayed solely and directly by each such cause of delay.

1.2 The Builder shall at all times have the burden of proving each of the matters required to be established by this clause 1 and in the event that it is not possible for it to prove whether, or to what extent, any delay in delivery is directly and solely attributable to a cause which is excused by the provisions of this clause 1, the Builder shall not be entitled to any extension of the Delivery Date.

1.3 The Builder shall be entitled to an extension of the Delivery Date, as provided in clause 1.1, for any delay caused:

         (i) by the Buyer (other than such delays, if any, as are caused by the Buyer in the proper and timely exercise of any of its rights or obligations under this Contract);

         (ii) by legislation or other formal action by or on behalf of the German government (or any agency or other authority of such government) prohibiting or otherwise preventing the Builder from proceeding with the building work;

         (iii) by war or warlike events involving any country which is directly relevant to the building of the Ship;

         (iv) by extraordinary weather conditions not included in normal planning;

         (v) by such strikes, lockouts and other labour disturbances of the Builder or those of its subcontractors who supply important parts (such as engines, major castings or major forgings) as are beyond the Builder's control;

                                                                  FIRST ORIGINAL

         (vi) by such accidents, explosions, fires, disruptions of power supplies and other similar occurrences as are beyond the Builder's control;

         (vii) by the short, late or non-delivery to the Builder of any Parts, or the late performance of the Builder's subcontractors provided that the late, short or non-delivery or late performance resulted from causes which would entitle the Builder to an extension of the Delivery Date under this clause 1 and provided that the Builder proves that it has exercised due diligence (a) in contracting for such Parts and with such subcontractors, (b) in the performance of any acts required of it with respect to such Parts or subcontractors, (c) in monitoring the acts and circumstances of such subcontractors, and (d) in expediting deliveries or performance under the Builder's purchase or subcontracts or procuring equivalent substitute performance in the event of the late delivery of such Parts or the under-performance in such purchase or subcontracts; or

         (viii) by unfavourable weather conditions if commencement of the sea trials tests is postponed or such tests are discontinued pursuant to clause 1.4 in Article 6 by reason of such conditions and the number of days thereafter during which such tests cannot be undertaken exceed three (3) in total, then any further days during which the weather conditions remain unfavourable may be claimed (subject to the other provisions of this clause 1) as a permissible delay.

1.4 Notwithstanding anything to the contrary in this clause 1, the Builder shall not be entitled to any extension of the Delivery Date for:

         (i) any delay resulting from a cause of delay which has itself been caused or contributed to by the negligence or other default of the Builder;

         (ii) any delay resulting from a cause of delay in existence as of the Effective Date; or

         (iii) any delay resulting from a cause of delay, which was or reasonably should have been foreseen or anticipated by the Builder by reason of facts which were, or after reasonable enquiry should have become, known to the Builder as of the Effective Date; or

         (iv) any delay resulting from a cause of delay which reasonably could have been avoided by the Builder;

         (v) any delay resulting from the late performance or default of a subcontractor, if such delay results from a cause of delay in effect published and announced as of the date of the award of the relevant purchase contract or subcontract;

         (vi) any delay resulting from any dispute or arbitration proceeding under this Contract, provided that in the case of any building work under dispute or arbitration which would otherwise be commenced prior to the resolution thereof the Builder shall not be required to proceed therewith (and a corresponding extension of the Delivery Date shall be allowed) if, after written request by the Builder, the Buyer fails to confirm forthwith its willingness to pay the amount found due in respect of such work; or

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                                                                  FIRST ORIGINAL

         (vii) any delay in moving the Ship from the Shipyard to the Delivery Port due to extraordinary weather conditions not included in normal planning.

2.       DELAY NOTICES

2.1 The Builder shall give written notice to the Buyer of a cause of delay pursuant to clause 1.3 as soon as practicable and no later than five
         (5) days after the date on which the Builder first has knowledge of such cause of delay and in such notice the Builder shall describe the cause of the delay, the date of commencement (or first occurrence) of the cause, its expected duration and its expected effect on the Builder's ability to carry on with the building work.

2.2 The Builder will provide the Buyer with regular written status reports (at such reasonable intervals as the Buyer may request) with respect to any delay in respect of which the Builder has given notice pursuant to clause 2.1 and as to the steps being taken (and planned) by the Builder to minimise and overcome any actual delay in delivery of the Ship.

2.3 Within five (5) days after any cause of delay set forth in clause 1.3 has ceased to exist, the Builder shall notify the Buyer of such cessation and give the Buyer a written statement of the actual or estimated delay in the completion of the building work resulting from such cause together with such detailed documentation as is then available to it justifying such extension, and any such detailed documentation thereafter becoming available to the Builder shall be promptly be given to the Buyer.

2.4 On the basis of the notices, reports, statements and information given to the Buyer by the Builder relating to any actual or estimated delay in delivery (and such further information and documentation as the Buyer may reasonably request), the Buyer and the Builder shall confer and attempt to agree upon the number of days by which the Delivery Date shall be extended provided that if the Buyer and the Builder cannot so agree within thirty (30) days after the completion of any such conference, the extension of the Delivery Date (if any) shall be determined as a dispute pursuant to the provisions of Article 13.

2.5 The extension of the Delivery Date provided for in this Article shall be the only remedy for delay to which the Builder shall be entitled and, by way of illustration but not limitation, the Builder shall not be entitled to damages or any adjustment in the Contract Price.

                                                              (END OF ARTICLE 5)

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                                                                  FIRST ORIGINAL

ARTICLE 6: TESTS AND LIQUIDATED DAMAGES

1.       TESTS

1.1 At its sole and direct risk and expense, the Builder shall subject the Ship and specified Parts to the tests in order to ascertain whether the Ship and such Parts have been completed in full accordance with this Contract, the Plans and Specification.

1.2 The Buyer shall be entitled to have the Supervisor and his team present at all tests and the Builder shall give the Supervisor:

         (i) two (2) days prior written notice of all tests (except sea trials tests) (a) designated for such notice by the Buyer after its receipt from the Builder of an agreed schedule of tests and (b) scheduled to take place on week-ends or other non-working days; and

         (ii) twenty four (24) hours prior written notice of all other tests (except sea trials tests).

1.3 The Builder shall give the Supervisor fifteen (15) days' estimated, and seven (7) days' definite, prior written notice of the time and the place for the sea trials tests provided that only one (1) day's prior written notice need be given to the Supervisor with respect to retrials at sea conducted within three (3) days after completion of a previous sea trial at or upon which the need for such retrial was determined.

1.4 If the weather conditions on the date specified for the sea trials tests are (in the reasonable opinion of the Builder) so unfavourable that they would prevent the Builder from carrying out such tests then the same shall take place on the first available day thereafter that weather conditions permit. If, during the sea trials tests sudden and unexpected changes in the weather occur which, in the reasonable opinion of the Builder, are such as to prevent the continuation of such tests then the Builder shall have the option of continuing such tests or of postponing them until the next following favourable day unless the Buyer shall (in its option) agree to accept the Ship on the basis of the tests made.

1.5 The failure of the Supervisor to be present at any test, after due notice, shall (unless such failure is due an event or combination of events outside the Supervisor's control) be deemed to be a waiver of the Supervisor's right to be present at the relevant test and the Buyer shall be obliged to accept the results of such test on the basis of acceptance by the Builder and the Classification Society.

1.6 All tests conducted without notice to the Supervisor shall be reconducted by the Builder on due notice to the Supervisor at the sole risk and expense of the Builder.

1.7 If a Defect is discovered during any test the Builder shall, after correcting such Defect, be required to make such further tests as may be necessary in extent and number to demonstrate and confirm the complete correction thereof provided that additional sea trials tests will not be required if the correction of any such Defect can be verified in shop or dock tests, and the sole and direct risk and expense of all such further or additional tests shall be borne by the Builder.

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                                                                  First Original

1.8      The term "Defect" means:

         (i) any defect in the Ship or in any Part installed or incorporated in, stowed on or otherwise delivered with the Ship (including Buyer's Supplies installed by the Builder or its subcontractors) which is due to defective materials, workmanship, construction or design or any failure to comply with the relevant recommendations of any subcontractors or other parties,

         (ii) any inherent vice, breakdown, incompleteness, omission or other deficiency of the Ship or any Part,

         (iii) any failure of the Ship or any Part or any aspect of the building work to comply with any of the requirements of this Contract, the Specification or the Plans, or the requirements of any of the subcontractors used in connection with this Contract, or

         (iv) the existence of any condition, notation, qualification, recommendation, reservation or restriction in relation to any certificate issued by the Classification Society or any Regulatory Authority,

         provided that the term "Defect" shall not include any fault in any of the Buyer's Supplies which were properly received, handled, installed or incorporated in, stowed on or otherwise delivered with, the Ship by the Builder in accordance with the requirements of this Contract, the Specification and the Plans.

1.9 After all tests have been satisfactorily performed and completed, the Builder shall:

         (i) take the Ship to the sea port referred to in Article 1, clause 1.1(i)(c) and open up such machinery as (a) the Classification Society and/or the Regulatory Authorities may require and/or
                  (b) the Buyer may reasonably require, for post-tests inspection and examination;

         (ii)     correct any Defects then appearing in such machinery; and

         (iii) close, connect, retry and retest the machinery, as appropriate, and then make the Ship ready for service, and thereafter the Buyer may require a final post-tests examination and inspection at which the Builder shall demonstrate and confirm to the Buyer the complete correction of any and all Defects in such machinery.

1.10 Not later than two (2) weeks before the anticipated Delivery Date, the Builder and the Buyer shall prepare a final punch list of items which the Buyer considers defective from the perspective of first class shipping and/or shipbuilding practice and, subject always to Article 7 clauses 1.5 and 1.6, the Builder shall be obliged to rectify such items before delivery.

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                                                                  First Original

2.       LIQUIDATED DAMAGES

2.1 The Builder agrees that certain Defects and certain delays in the delivery of the Ship shall result in the reduction of the Contract Price by way of the liquidated damages provided for in this clause 2.

2.2 The guaranteed trial speed ("GTS") of the Ship at a draft of [***] [Confidential Treatment] shall be [***] [Confidential Treatment] and shall be demonstrated by the Builder during the sea trials tests under the conditions described in section G.2.5 of the Specification.

2.3 If the Builder fails to remedy any deficiency in the Ship's speed before delivery, the Builder shall have no liability to the Buyer if the actual speed of the Ship as determined during the final sea trials tests is up to [***] [Confidential Treatment] of a knot below GTS but commencing with a deficiency of more than [***] [Confidential Treatment] of a knot in actual speed below the GTS the Contract Price shall be reduced by way of liquidated damages as follows:

         (i) for [***] [Confidential Treatment], a total sum of [***] [Confidential Treatment];

         (ii) for [***] [Confidential Treatment], a total sum of [***] [Confidential Treatment];

         (iii) for [***] [Confidential Treatment], a total sum of [***] [Confidential Treatment];

         (iv) for [***] [Confidential Treatment], a total sum of [***] [Confidential Treatment];

         (v) for [***] [Confidential Treatment], a total sum of [***] [Confidential Treatment];

         (vi) for [***] [Confidential Treatment], a total sum of [***] [Confidential Treatment];

         (vii) for [***] [Confidential Treatment], a total sum of [***] [Confidential Treatment];

         (viii) for [***] [Confidential Treatment], a total sum of [***] [Confidential Treatment];

         with fractions of a knot being calculated in proportion provided that if the Defect in the actual speed of the Ship is more than [***] [Confidential Treatment] below the GTS, then (subject to the following proviso to this clause 2.3) the Buyer may, at its option, accept the Ship at a reduction in the Contract Price for such Defect of [***] [Confidential Treatment] or reject the Ship and terminate this Contract pursuant to clause 2 in Article 9.

2.4 The guaranteed fuel consumption ("GFC") of each of the diesel engines of the Ship at [***] [Confidential Treatment] without attached pumps shall be [***] [Confidential Treatment] with a [***] [Confidential Treatment] and shall be demonstrated by the Builder in tests conducted at the engine manufacturers' testbed.

2.5 If the Builder fails to remedy any deficiency in the fuel consumption of the Ship's diesel engines before delivery, the Builder shall have no liability to the Buyer if such fuel consumption as determined during the final tests is more than the GFC provided such excess is not more than [***] [Confidential Treatment] over the GFC but commencing with an excess

                                                                  FIRST ORIGINAL

         of more than [***] [Confidential Treatment] in actual fuel consumption the Contract Price shall be reduced by way of liquidated damages by the sum of [***] [Confidential Treatment] for each [***] [Confidential Treatment] increase in fuel consumption above such [***] [Confidential Treatment] level up to a maximum of [***] [Confidential Treatment] over the GFC with fractions of [***] [Confidential Treatment] being calculated in proportion provided that if the fuel consumption is more than [***] [Confidential Treatment] above the GFC, the Buyer may, at its option, accept the Ship at a reduction in the Contract Price for such Defect of [***] [Confidential Treatment] or reject the relevant engine(s) (without prejudice to its other rights with respect to the Ship).

2.6 The guaranteed deadweight capacity of the Ship shall be [***] [Confidential Treatment] metric tons under the conditions defined in sections G.2.3 and G.2.4 of the Specification and shall be demonstrated by the Builder in the specified deadweight capacity test.

2.7 If the Builder fails to remedy any deficiency in the Ship's deadweight capacity before delivery, the Builder shall have no liability to the Buyer if the actual deadweight capacity of the Ship as determined in accordance with the Specification is less than [***] [Confidential Treatment] below the guaranteed deadweight capacity but the Contract Price for the Ship shall be reduced by way of liquidated damages by the sum of [***] [Confidential Treatment] of such deficiency being more than [***] [Confidential Treatment] up to a maximum deficiency of [***] [Confidential Treatment] at a draft of not more than [***] [Confidential Treatment] even keel with fractions of each metric ton being calculated in proportion provided that if the actual deadweight deficiency at a draft of not more than [***] [Confidential Treatment] even keel is more than [***] [Confidential Treatment], the Buyer may, at its option, accept the Ship at a reduction in the Contract Price of [***] [Confidential Treatment] for such Defect or reject the Ship and terminate this Contract pursuant to clause 2 in Article 9.

2.8 The guaranteed cabin capacity of the Ship shall be as defined in sections G.2.2.1 and G.2.2.2 of the Specification and no change shall be made to such cabin capacity without the Buyer's prior written consent.

2.9 If the number of completed and fully habitable cabins of any of the passenger and crew grades referred to in clause 2.1(iii) and (iv) of
         Article 1 is lower than the number of cabins specified for any such grade, the Buyer may, at its option, accept the Ship subject to a to be agreed reduction in the Contract Price for the Ship or reject the Ship and terminate this Contract pursuant to clause 2 in Article 9.

2.10 In the cabins and in the public rooms and spaces of the Ship, the guaranteed maximum vibration levels ("GVL") shall be the single peak values defined in section G.5.2.3. of the Specification.

2.11 If, in any cabin or in any area of the public rooms and spaces of the Ship, the measured vibration levels ("MVL"), measured as provided for in section G.5.2.3 of the Specification, exceeds the GVL, the Builder shall make the necessary changes before delivery to reduce such levels to the GVL figures.

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                                                                  FIRST ORIGINAL

2.12 If, after the changes made by the Builder pursuant to clause 2.11, the final MVL measured as provided for in the Specification exceeds the GVL, the Builder shall have no liability to the Buyer for an excess of up to [***] [Confidential Treatment] but commencing with an excess of more than [***] [Confidential Treatment] over GVL, the Contract Price shall be reduced by way of liquidated damages by [***] [Confidential Treatment] for each cabin and/or for each area of public rooms or spaces of [***] [Confidential Treatment] provided that if in more than [***] [Confidential Treatment] of the cabins and/or if in more than [***] [Confidential Treatment] of the aggregate area of public rooms or spaces the final MVL exceeds the GVL by more than [***] [Confidential Treatment], the Buyer may, at its option, accept the Ship at a reduction in the Contract Price of:

         (i)      [***] [Confidential Treatment], in respect of the cabins;
                  and/or

         (ii) [***] [Confidential Treatment], in respect of the public rooms or spaces,

         or the Buyer may reject the Ship and terminate this Contract pursuant to clause 2 in Article 9.

2.13 In the cabins and in the public rooms and spaces of the Ship, the guaranteed maximum sound levels ("GSL") shall be the upper limits of the sound levels defined in section G.5.2.2. of the Specification.

2.14 If, in any cabin or in any area of the public rooms and spaces of the Ship, the measured sound levels ("MSL"), measured as provided for in section G.5.2.2 of the Specification, exceeds the GSL, the Builder shall make the necessary changes before delivery to reduce such levels to the GSL figures.

2.15 If, after the changes made by the Builder pursuant to clause 2.14, the final MSL measured as provided for in the Specification exceeds the GSL, the Builder shall have no liability to the Buyer for an excess of up to [***] [Confidential Treatment] but commencing with an excess of more than [***] [Confidential Treatment] over GSL, the Contract Price shall be reduced by way of liquidated damages as follows:

         (i) from [***] [Confidential Treatment] above GSL, a total sum of [***] [Confidential Treatment] for each cabin and/or for each area of public rooms or spaces of [***] [Confidential Treatment]; and

         (ii) from [***] [Confidential Treatment] above GSL, a total sum of [***] [Confidential Treatment] for each cabin and/or for each area of public rooms or spaces of [***] [Confidential Treatment], with fractions of a decibel calculated in proportion provided that if in more than [***] [Confidential Treatment] of the cabins the final MSL exceeds the GSL by more than [***] [Confidential Treatment] and/or if the average value of MSL in more than [***] [Confidential Treatment] of the aggregate area of public rooms and spaces exceeds the GSL by more than [***] [Confidential Treatment], the Buyer may, at its option, accept the Ship at a reduction in the Contract Price of:

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                                                                  FIRST ORIGINAL

         (i)      [***] [Confidential Treatment], in respect of the cabins;
                  and/or

         (ii) [***] [Confidential Treatment], in respect of the public rooms and spaces,

         or the Buyer may reject the Ship and terminate this Contract pursuant to clause 2 in Article 9.

2.16 All reductions in the Contract Price provided for under any of clauses 2.3, 2.5, 2.7, 2.9, 2.12 and/or 2.15 shall be determined on delivery of the Ship and made by means of set-off and deduction from the payments to be made by the Buyer on delivery of the Ship.

2.17 The Buyer intends to arrange for the Ship's maiden cruise with fare paying passengers to be held on the Ship's relocation voyage from the port of delivery referred to in Article 1, clause 1.1(i)(c) above. The
         Builder:

         (i) acknowledges that it is imperative for the Ship to be ready at the time, and in the condition, provided for in this Contract so as to enable the Buyer to fulfil its commitments in relation to the Ship's maiden cruise; and

         (ii) agrees to do all it can to assist the Buyer to fulfil its commitments in relation to the Ship's maiden cruise.

2.18 If delivery of the Ship is not made on the Compensation Date, the Buyer will suffer loss and damage (including reputational damage) in amounts which are extremely difficult to quantify in advance but it is agreed that the per day sums set out in paragraphs (i) to (iv) below represent a genuine and reasonable pre-estimate of the Buyer's loss and damage for each day of delay in delivery of the Ship beyond the Compensation Date. If delivery of the Vessel is delayed beyond the Compensation Date, the Contract Price shall be reduced by the way of liquidated damages for each calendar day (or pro-rata for each part of a calendar day) by the per day sums set out at paragraphs (i) to (iv) below from (and including) the Compensation Date until delivery of the Ship is actually made or this Contract is terminated:-

         (i) if the Builder shall have given to the Buyer less than thirty one (31) days notice of the delay in delivery prior to the Delivery Date: for the first [***] [Confidential Treatment] days the rate of reduction shall be [***] [Confidential Treatment] per day; for the next [***] [Confidential Treatment] the rate of reduction shall be [***] [Confidential Treatment] per day; and thereafter the rate of reduction shall be [***] [Confidential Treatment] per day;

         (ii)     if the Builder shall have given to the Buyer more than thirty
                  (30) days but less than ninety one (91) days notice of the delay in delivery prior to the Delivery Date: for the first [***] [Confidential Treatment] the rate of reduction shall be [***] [Confidential Treatment] per day; for the next [***] [Confidential Treatment] the rate of reduction shall be [***] [Confidential Treatment] per day; and thereafter the rate of reduction shall be [***] [Confidential Treatment] per day;

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                                                                  FIRST ORIGINAL

         (iii)    if the Builder shall have given to the Buyer more than ninety
                  (90) days but less than one hundred and eighty three (183) days notice of the delay in delivery prior to the Delivery
                  Date: for the [***] [Confidential Treatment] the rate of reduction shall be [***] [Confidential Treatment] per day; for the next [***] [Confidential Treatment] the rate of reduction shall be [***] [Confidential Treatment] per day, and thereafter the rate of reduction shall be [***] [Confidential Treatment] per day; and

         (iv) if the Builder shall have given to the Buyer more than one hundred and eighty two (182) days notice of the delay in delivery prior to the Delivery Date: for the first [***] [Confidential Treatment] the rate of reduction shall be [***] [Confidential Treatment] per day; for the next [***] [Confidential Treatment] the rate of reduction shall be [***] [Confidential Treatment] per day; and thereafter the rate of reduction shall be [***] [Confidential Treatment] per day.

         If the delay in delivery of the Ship continues for [***] [Confidential Treatment] days after the Compensation Date then, in such event, the Buyer may at any time thereafter terminate this Contract pursuant to Clause 2 in Article 9. If the delay in delivery of the Ship continues for [***] [Confidential Treatment] days after the Compensation Date, and provided the Buyer has not by then elected to terminate this Contract, the Builder may (by written notice) require the Buyer to make an election in which case the Buyer shall - within 15 (fifteen) days after its receipt of the Builder's notice - notify the Builder in writing of its intention either to terminate this Contract or to consent to the acceptance of the Ship at an agreed future date on the basis that the Buyer shall remain entitled to all liquidated damages which would otherwise have been payable or allowable by the Builder; it being further understood that, if the Ship is not delivered by such agreed future date, the Buyer shall have the same right of termination upon the same terms and conditions as set out above. If the Buyer fails to make an election as specified above within the relevant 15 (fifteen) day period, the Buyer shall be deemed to have consented to the Ship being delivered at the future date proposed by the Builder.

2.19 All reductions in the Contract Price provided for in clause 2.18 shall be made in the form of payments by the Builder to the Buyer as follows:

         (i)      the Builder's first payment shall be made on the earlier of
                  (a) the thirtieth (30th) day after delivery of the Ship has been delayed beyond the Compensation Date and (b) the date on which actual delivery of the Ship is made; and

         (ii) thereafter the payments shall be made every ten (10) days commencing on the tenth (10th) day after the end of the thirty
                  (30) day period mentioned in clause 2.19(i)(a),

         and continuing on the last day of each succeeding ten (10) day period thereafter until the day on which delivery of the Ship is actually made or this Contract is terminated at which time the Builder shall pay the entire remaining amount due under clauses 2.18 and 2.19.

2.20     The parties acknowledge and agree that:

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                                                                  FIRST ORIGINAL

         (i) the Contract Price reductions and payments provided for in this clause 2 are cumulative; and

         (ii) subject always to the guarantee provisions in Article 7 clause 2 and to the termination provisions in Article 9 clause 2, the Contract Price reductions and payments provided for in this clause 2 shall be the only compensation recoverable by the Buyer in respect of the Defects and the delay in delivery to which they relate and, in particular, the Builder shall not be liable for any consequential losses resulting from such Defects or such delay in delivery.

                                                              (END OF ARTICLE 6)

                                      -31-
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                                                                  First Original

ARTICLE 7: DELIVERY AND GUARANTEE

1.       DELIVERY AND ACCEPTANCE

1.1 The date on which the Ship shall be ready for delivery is 5 August 2005 (the "Delivery Date"). The Ship shall not be delivered before this date without the express written approval of the Buyer. When:

         (i) the Builder has completed the building work in conformity with this Contract, the Plans and the Specification;

         (ii) all tests have been performed and completed in a manner satisfactory to the Buyer;

         (iii) the Ship has been freed from all Defects (apart from Defects which qualify as minor and insignificant Defects, as defined in clause 1.6, and Defects for which there will be a reduction in the Contract Price in accordance with Article 6 clause 2); and

         (iv) the Ship (a) has been cleaned and prepared (in accordance with the Builder's usual practices and to their usual standards for ships of this type) to take on a full complement of passengers, officers, crew and staff, and (b) is in all other respects ready to commence operations as a luxury cruise ship, the Builder shall tender the Ship for delivery to the Buyer safely afloat alongside a safe and accessible quay at the Delivery Port where there must be sufficient water for the Ship always to remain afloat and from where there must be direct, free, unimpeded, safe and lawful access to international waters provided that (a) the Builder shall have given to the Buyer not less than 180 (one hundred and eighty) days and ninety (90) days estimated, followed by 15 (fifteen) days definite, prior written notice of delivery, and (b) with effect from service of the 90 (ninety) day estimated notice referred to above, the Builder shall have allowed designated employees of the Star Cruises Group to attend the Shipyard and to be present during tests and for familiarisation purposes.

1.2 The Builder shall deliver the Ship to the Buyer free and clear of all encumbrances whatsoever.

1.3 On delivery of the Ship the Builder shall also deliver the following documents (together, the "Delivery Documents"):

         (i) a protocol of delivery and acceptance in a mutually agreed form confirming delivery of the Ship to, and acceptance and taking possession of the Ship by, the Buyer pursuant to this Contract, executed in duplicate by the Builder and stating the date and (local) time of such delivery and acceptance;

         (ii) a declaration of warranty by the Builder in a mutually agreed form confirming that the Ship is delivered to the Buyer free and clear of all encumbrances whatsoever (including, without limitation, all liabilities of the Builder to its subcontractors and all liabilities arising from the operation of the Ship for the purposes of the tests) and that the Ship is absolutely free of all burdens in the

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                                                                  FIRST ORIGINAL

                  nature of taxes imposed by the nation, city, county, state or port of delivery, executed in triplicate and notarised and legalised in accordance with the Buyer's instructions;

         (iii) a detailed inventory showing the machinery and equipment installed on the Ship and the spares, stores and other consumable items delivered with the Ship;

         (iv) the makers' certificates, subcontractors' instruction books, and all of the Classification Society, trading and other certificates (each free of conditions, qualifications, recommendations, reservations and restrictions) required to be supplied upon delivery of the Ship pursuant to this Contract and the Specification;

         (v)      a protocol showing the results of the tests;

         (vi) such documents signed by the Builder as the Buyer may reasonably require to procure the deletion of the Ship from the Registry of Ships under Construction;

         (vii) a commercial invoice for the Ship and all other amounts payable by the Buyer on delivery;

         (viii) a builder's certificate and a bill of sale, each in a form acceptable to the Buyer, each executed in quadruplicate and notarised and legalised in accordance with the Buyer's instructions, and such other written instruments (each notarised and legalised in accordance with the Buyer's instructions) as may be necessary or desirable, in the reasonable opinion of the Buyer, to confirm that full and clean title in the Ship has been vested in the Buyer;

         (ix) a full set of the specified construction documents (each in three (3) white prints, one of each of which will be on board the Ship at delivery);

         (x) one CD-ROM of the principal delivery drawings and plans relating to the Ship approved by the Classification Society; and

         (xi) such further certificates and/or other documents as may be necessary or desirable, in the reasonable opinion of the Buyer, in connection with the Buyer's ownership, registration and/or financing of the Ship.

1.4 If, at the time when the Builder tenders delivery of the Ship to the Buyer, the Ship is complete (meaning that she has been designed, engineered, built, launched, equipped, outfitted, finished and tested in accordance with this Contract and the Specification), and if such tender is accompanied by a tender of delivery of a complete and proper set of the Delivery Documents, the Ship and the Delivery Documents shall thereupon be accepted by the Buyer but if, at such time, the Ship and/or the Delivery Documents are not complete, the Buyer shall be entitled to refuse acceptance of the same by delivering to the Builder, within two (2) working days from (and including) the date of such tender, a written notice describing those aspects of the Ship and/or the Delivery Documents which are not complete.

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                                                                  First Original

1.5 Notwithstanding any provision to the contrary in this clause 1, if the Ship is complete but for minor and insignificant Defects, the Buyer shall accept delivery subject to:

         (i)      an agreed reduction in the Contract Price; or

         (ii) in the Buyer's option, the Builder undertaking to correct (at the Builder's entire risk and expense, and with all convenient speed) minor and insignificant Defects described in a list to be prepared by the Buyer and agreed with the Builder at or before delivery.

1.6 The expression "Minor And Insignificant Defects" means those Defects which:

         (i) do not and will not adversely affect the seaworthiness of the Ship; or

         (ii) do not and will not prevent the unrestricted use of the Ship in its intended service and purpose; or

         (iii) do not and will not (a) prevent the use of any of the Ship's cabins and public areas, or (b) in any other way adversely affect the comfort and safety of the Ship's passengers; or

         (iv) do not and will not adversely affect the operational efficiency of the Ship; or

         (v) do not and will not involve any condition, qualification, recommendation, reservation or restriction in relation to any certificate issued (or to be issued) by the Classification Society or any Regulatory Authority or any other specified person which in the opinion of the Buyer (acting in good faith) is or could be material in a commercial or technical sense.

1.7      Acceptance of the Ship by the Buyer shall be accomplished by:

         (i) the delivery to the Builder of a counterpart of the protocol of delivery and acceptance duly executed by the Buyer; and

         (ii) payment by the Buyer to the Builder of that part of the Contract Price which the Buyer is required to pay upon delivery of the Ship pursuant to clause 2.1(vi) in Article 8.

1.8 The Buyer may (but shall not be obliged to) identify in the list described in clause 1.5(ii) any Defects which are known by the Buyer to exist in the Ship at the time that the Ship is accepted, and all such Defects (whether or not identified or otherwise noted), shall thereafter be deemed to be, and shall be treated as, Defects arising and reported during the Guarantee Period.

1.9 The Buyer shall be afforded five (5) days free of any wharfage or any other charge, and up to three (3) further days at the usual wharfage fee charged by the relevant port authority, within which to remove the Ship from her point of delivery.

1.10 Lubricating oil left in storage tanks, and diesel and fuel oil remaining on board, at delivery of the Ship shall be inventoried by the Builder and the Buyer shall pay for them

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                                                                  First Original

         at the Builder's actual cost price provided that the Builder shall remove all waste-oil and sludge from the Ship at the Builder's risk and expense prior to delivery.

1.11 In every instance in which a right or obligation or the computation of any period of time under this Contract is in any manner or to any extent dependent upon delivery of the Ship, delivery shall not be deemed to have occurred unless and until the Ship and the related Delivery Documents have been accepted by the Buyer under this clause 1.

1.12 Acceptance of the Ship and the related Delivery Documents by the Buyer under this clause 1:

         (i) shall signify that the Buyer has taken possession and the risk of loss of the Ship and the related Delivery Documents as of the time and date set out in the protocol of delivery and acceptance and that the Builder may terminate the Insurances; and

         (ii) shall not be deemed to constitute a waiver of or otherwise prejudice any of the Buyer's rights under clause 2 with respect to any Defect, whether known or unknown, and whether or not noted in any document delivered in connection with delivery and acceptance of the Ship, which may exist in the Ship at the time it is accepted by the Buyer, and any such Defect may be reported to, and shall be corrected at the sole and direct risk and expense of, the Builder as provided in clause 2.

2.       GUARANTEE

2.1      Subject to the provisions of this clause 2, the Builder guarantees:

         (i) the Ship's main engines and certain components of the azipod system (namely: the pod, the converter, trafo and main switchboard parts) against all Defects for the period of seven hundred and thirty (730) days; and

         (ii) the Ship and all other Parts against all Defects for the period of three hundred and sixty five (365) days,

         (subject to any extension thereof as provided for in this clause 2) from date of the Ship's actual delivery to the Buyer under Article 6 (the "Guarantee Period").

2.2 In calculating the length of the Guarantee Period there shall be excluded any day(s) during which the Ship is prevented from entering or is taken out of service solely on account of any Defect in the Ship or in any Part for which the Builder is responsible under this clause 2.

2.3 Where any Defect in the Ship or any Part (including the main engines or azipod system as defined in subclause 2.1(i) above) is corrected during or after the Guarantee Period, the Builder's guarantee under this clause 2 shall apply to such correction for the longer of three hundred and sixty five (365) days from the date on which the correction was completed and the end of the relevant period specified in subclause 2.1(i) and 2.1(ii) above so that the Guarantee Period for the items referred to in subclause 2.1(i) shall not

                                      -35-
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                                                                  FIRST ORIGINAL

         exceed one thousand and ninety five (1095) days and the Guaranteed Period for the items referred to in subclause 2.1(ii) shall not exceed seven hundred and thirty (730) days.

2.4 If any corrective works made or agreed to be made during or after the Guarantee Period (or any extension thereof under clause 2.3) indicate any recurring Defect, the Builder shall:

         (i)      investigate the same on the basis of a potential design
                  Defect; and

         (ii) ascertain the source of such recurring Defect and notify the Buyer thereof; and

         (iii) correct such recurring Defect, and the source thereof, in order to avoid a continuation or repetition of such recurring Defect.

2.5 The Builder shall not be responsible for the correction of any Defect if it is due to:

         (i) perils of the sea, accident (but excluding any accident caused by any Defect), negligence (but excluding negligence on the part of the Builder), or improper maintenance or handling (including, without limitation, overloading) of the Ship or any Parts; or

         (ii) use of fuels or lubricants not recommended by the relevant manufacturer; or

         (iii)    ordinary wear and tear; or

         (iv) any fault in (or caused by) any Buyer's Supplies which were properly (a) received, (b) handled, (c) installed or incorporated in, (d) stowed on, or (e) otherwise delivered with the Ship by the Builder in accordance with all of the requirements of this Contract, the Plans and the Specification.

2.6 The Buyer shall give written notice to the Builder as soon as possible and in any event within fourteen (14) days after the discovery of any Defect for which a claim is made under this clause 2 and, a copy of each such notice shall also be given to the guarantee engineer, who shall acknowledge receipt by his signature thereof. The Buyer's notice shall give full details (so far as possible) as to the nature of the Defect and the extent of any damage caused thereby.

2.7 Within thirty (30) days after the end of the Guarantee Period, the Buyer (in consultation with the guarantee engineer) will draw up, and send to the Builder, a list identifying every Defect for which a claim is to be made under this clause 2 provided that this clause 2.7 will not preclude the Buyer from giving notice to the Builder of, and making claims in respect of, any Defect which is covered by the Builder's guarantee under clause 2.3.

2.8 Each Defect will be corrected by the Builder as soon as reasonably practicable (and shall be scheduled so as to minimise disruption to the Ship's service and the availability of cabins, public rooms and areas, and other passenger facilities) or, at the Buyer's option, under the instruction or supervision of the Builder at a suitably qualified shipyard or workshop selected by the Buyer and approved by the Builder (such approval not to be unreasonably withheld or delayed), and in each case the Builder shall bear and pay:

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                                                                  FIRST ORIGINAL

         (i) the cost of all equipment, parts and materials required to correct the Defect (including, without limitation, the cost of delivering the same to the selected shipyard or workshop by airfreight if the Buyer reasonably so requires, and the cost of returning any defective equipment, parts and materials);

         (ii) the cost of all labour required to correct the Defect including, without limitation, the expenses of independent contractors in travelling to the Ship;

         (iii) the cost of any necessary underwater inspection of the Ship by divers; and

         (iv) where the Ship is drydocked solely on account of the need to investigate or correct any Defect in the Ship's external underwater parts at any time before the Ship's first scheduled drydocking after delivery, the fuel costs of taking the Ship from her berth to the nearest available dry-dock and vice versa, the drydocking costs and the costs of correcting any such Defect.

         For the avoidance of doubt, in view of the intended area of the Ship's operation during the Guarantee Period, the Builder will not be entitled to require the Ship to be returned to any of the Builder's facilities for the correction of any Defects.

2.9 Where the Buyer discovers any Defect which (in the reasonable opinion of the Buyer) requires correction on an urgent basis, the Buyer will (acting in good faith) give such notice to the Builder as is practicable in the circumstances then prevailing (the intention being that the Builder shall have a reasonable opportunity to obtain necessary remedial instructions from the relevant sub-contractor(s) and to relay such instructions to the Buyer) and thereafter the necessary corrective works may be carried out by the Ship's crew or, if practicable having regard to the degree of urgency, by the nearest suitably qualified shipyard or workshop selected by the Buyer, and in each such case the Builder shall reimburse the Buyer for the costs described in clause 2.8(i), (ii), (iii) and (iv) above.

2.10 With effect from the expiry of the Guarantee Period or (if later) final completion of all corrective works to be made by the Builder under this clause 2, the Builder will:

         (i) assign to the Buyer, to the fullest extent possible and without any charge to the Buyer, that part of every warranty or guarantee made or given by any sub-contractor with respect to any design, workmanship or Part which extends beyond the Guarantee Period or which is otherwise more favourable to the Buyer than the guarantee of the Builder under this clause 2; or

         (ii) if it is not possible fully and effectively to assign the relevant part of any such warranty or guarantee, hold and enforce the relevant warranty and guarantee as trustee and agent for the Buyer and promptly account to the Buyer for all monies received in or pursuant to the holding or enforcement of any such warranty or guarantee.

2.11 The Builder shall, at its sole risk and expense (except for the cost of suitable accommodation and food on board the Ship which shall be supplied free of charge by the Buyer), employ and place a suitably qualified and experienced English-speaking guarantee engineer acceptable to the Buyer on board the Ship throughout the Guarantee Period and thereafter until the Builder has corrected every Defect to which this clause 2

                                      -37-
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                                                                  FIRST ORIGINAL

         applies. If the Builder should so request at delivery, the Buyer will also make one double cabin available for a second guarantee engineer and/or fitters for up to three (3) months after delivery.

2.12     If:

         (i) any Defect in the Ship's external underwater parts is discovered during the Guarantee Period or the period of thirty
                  (30) days referred to in clause 2.7; or

         (ii) any Defect in the Ship's external underwater parts is discovered during the Ship's first scheduled drydocking after delivery (which is to commence not later than thirty six (36) months after delivery provided that if the Ship is not drydocked within twenty four (24) months after delivery, the Buyer and the Builder will jointly make an in-water inspection of the Ship's underwater parts within twenty four (24) months after delivery) and either the Builder accepts that the Defect arose during the Guarantee Period or the Builder is unable to prove that the Defect arose after the end of the Guarantee Period, the Builder shall be responsible for such Defect and the correction thereof in accordance with this clause 2 provided that the Buyer shall bear and pay for the haul day and any drydocking costs incurred in the ordinary course of the Ship's normal drydocking maintenance and the Builder, in addition to the costs of all necessary corrective works, shall bear and pay for such additional drydocking day(s) as may be required to correct such Defect.

2.13 Without prejudice to the Builder's obligations and liabilities under the other provisions of this clause 2, the Builder shall not be responsible for any loss or damage caused by any Defect except:

         (i) that, in addition to the other guarantee obligations specified in this clause 2, the Builder shall be obliged to correct (or, as provided for in the preceding paragraphs of this clause 2, pay for the correction of) any equipment or part of the Ship that is damaged as a direct result of any Defect covered by the Builder's guarantee under this clause 2;

         (ii) for any loss or damage directly caused by the Builder's correction of any Defect;

         (iii) for any loss or damage directly caused by the wrongful refusal or failure of the Builder or its subcontractors to correct (or authorise the correction) of any Defect, and

         (iv) for any increase in premium or any loss of rebate incurred by the Buyer as a result of any claims being made on the Buyer's insurance policies for the Ship in respect of any loss or damage referred to in this clause 2.13 provided always that the Builder's maximum liability in respect of any claim made against it by the Buyer under this clause 2.13 shall not exceed the sum of [***] [Confidential Treatment] per Defect.

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                                                                  FIRST ORIGINAL

2.14 The Builder further guarantees the Ship against any latent Defects which the Buyer can demonstrate existed at the time of the Ship's delivery to the Buyer but which were not apparent during the Guarantee Period. If the Buyer discovers any latent Defects after the expiry of the Guarantee Period, the Guarantee Period shall be deemed to be extended in respect of such Defects and the Builder shall be obliged to correct (or pay for the correction of) such Defects in accordance with the foregoing provisions of this clause 2 provided always that:

         (i) the Buyer shall give written notice to the Builder as soon as possible (and in any event within fourteen (14) days) after the discovery of any latent Defect for which a claim is made under this clause 2.14, and such notice shall give full details (so far as possible) of the nature of the latent Defect and the extent of any damage cause thereby;

         (ii) the Buyer shall have the burden of establishing that the Defect is a latent Defect within the meaning set out above, failing which the Builder shall have no liability in respect thereof;

         (iii) the Builder shall be under no obligation in respect of any latent Defect unless written notice thereof has been received by the Builder by midday (Papenburg time) on the day falling [***] [Confidential Treatment] from the date of the Ship's actual delivery to the Buyer; and

         (iv) the provisions of this sub clause relating to latent Defects do not apply to paintings or coatings.

2.15 Subject to the other express provisions of this Contract, the Builder shall not be responsible for any loss of profit or other consequential losses suffered by the Buyer.

                                                              (END OF ARTICLE 7)

                                      -39-
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                                                                  FIRST ORIGINAL

ARTICLE 8: CONTRACT PRICE AND PAYMENT TERMS

1.       CONTRACT PRICE

1.1      The Contract Price for the Ship:

         (i) shall be $390,000,000 (three hundred and ninety million dollars);

         (ii) is a fixed price and may be adjusted only in strict accordance with, and subject to, the express provisions of this Contract; and

         (iii) includes a lump sum allowance in the amount of $25,000,000 (twenty five million dollars) in respect of (a) Buyer's Supplies from time to time purchased by or at the direction of the Buyer and (b) other costs from time to time expended by or at the direction of the Buyer in connection with construction of the Ship, which amount shall be paid by the Builder to the Buyer immediately after receipt of the balance of the Contract Price (see clause 2.1(vi) below).

1.2      For the avoidance of doubt, the Contract Price includes:

         (i) the cost of the Ship, completed in accordance with the requirements of this Contract;

         (ii) the cost of all building work and the cost of all tests and trials of the Ship to be performed by, or on behalf of, the Builder;

         (iii) the cost of procuring the classification notation for the Ship, and of obtaining all certificates and other documents which are required to be delivered pursuant to this Contract; and

         (iv) all other costs and expenses of the Builder as provided for herein or otherwise incurred by the Builder unless expressly provided for in this Contract as being for the Buyer's account.

1.3 No commission of any kind whatsoever is or will be payable (whether directly or indirectly) by or to any person in relation to or in connection with this Contract or any of the business transactions described in or contemplated by this Contract.

2.       PAYMENTS

2.1      Payment of the Contract Price shall be made to the Builder as follows:

         (i) [***] [Confidential Treatment], within [***] [Confidential Treatment] working days after the Effective Date;

         (ii) [***] [Confidential Treatment], within [***] [Confidential Treatment] working days after the Effective Date;

         (iii) [***] [Confidential Treatment] on the date falling [***] [Confidential Treatment] calendar months before delivery of the Ship;

         (iv) [***] [Confidential Treatment] on the date falling [***] [Confidential Treatment] calendar months before delivery of the Ship;

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                                                                  FIRST ORIGINAL

         (v) [***] [Confidential Treatment], on the date falling [***] [Confidential Treatment] calendar months before delivery of the Ship; and

         (vi) the balance of the Contract Price, on delivery of the Ship and the Delivery Documents to, and their acceptance by, the Buyer in accordance with the provisions of this Contract.

2.2 The Builder shall by not less than fourteen (14) days advance written notice advise the Buyer of the date upon which each of the payments referred to sub-clauses 2.1(ii) to (vi) shall become due and payable and, in addition, the notice given in relation to sub-clause 2.1(vi) will show (in reasonable detail and on an open-book basis) the Builder's calculation of the balance of the Contract Price payable on delivery of the Ship and, in particular, the amounts of any reductions in or additions to the Contract Price occasioned by the terms and conditions of this Contract.

2.3 The Buyer's obligations to make the payments referred to in sub-clauses 2.1(i) to (vi) shall, in the case of each such payment, be subject to and conditional upon the Buyer's receipt of the Builder's invoice for the relevant payment.

2.4 Subject to the terms and conditions of the Account Block Agreement, the Builder shall not be entitled to apply or use any payment made by the Buyer, or any amount standing to the credit of the Builder's Account, for any purpose other than to pay for work done and deliveries made in relation to the construction of the Ship. The Builder shall be entitled to withdraw amounts from the Builder's Account for such purposes so long as the Builder is not in material breach of any of its obligations under this Contract. The Builder's Account shall immediately be blocked in favour of the Buyer when the Buyer notifies the Builder's Bank that the Builder is in material breach of any of its obligations under this Contract and that the Builder has failed to remedy such material breach within 10 (ten) days after notice from the Buyer. At quarterly intervals counting from the Effective Date the Builder will provide the Buyer with a status report (verified by the Builder's auditors and in a form reasonably acceptable to the Buyer) detailing the payments made from the Builder's Account in the preceding quarter and the credit balance of the Account on or about the date of each report. The Buyer may raise questions and request further information in relation to such reports (and the status or operation of the Builder's Account) and the Builder will ensure that any such questions and requests for information are answered promptly and in reasonable detail in the following order - by the Builder or (as the case may be) by the Builder's auditors or by the Builder's Bank.

2.5 The other payments from time to time due under this Contract shall be made as follows:

         (i) payment or credits for any modification(s) pursuant to Article 3 and/or any other amount(s) accruing prior to delivery (but for which no specific date is stipulated in this Contract) shall be made simultaneously with delivery of the Ship, and the amount(s) thereof shall be shown in the invoice to be issued and delivered by the Builder in respect of the Contract Price payment referred to in clause 2.1(vi);

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                                                                  FIRST ORIGINAL

         (ii) any amount for which a specific payment date is stipulated in this Contract shall be paid on such date; and

         (iii) for any amount accruing after delivery in respect of a defect, payment shall be made as follows:

                  (a) if the parties agree that the defect in question is a Defect, not later than fifteen (15) days after the Builder's receipt of an invoice for the Defect remedied pursuant to clause 2 in Article 7; or

                  (b) if the parties are in dispute as to whether the defect is a Defect on the date on which it is finally determined or adjudged to be a Defect under Article 13, together with interest thereof at the relevant rate calculated from the date of the Builder's receipt of an invoice for the Defect remedied pursuant to clause 2 in Article 7 up to and including the date of the Buyer's receipt of the relevant amount.

2.6 Every amount from time to time due under this Contract but unpaid for longer than seven (7) days from (and excluding) the due date shall bear interest at the relevant rate from the due date up to and including the date of receipt by the party to which the amount is owed.

2.7 All amounts payable to the Builder under this Contract shall be paid direct to the Builder's Account, and the Builder and the Buyer shall consult with each other about the mode of payment with a view to reducing the amount of any applicable bank transfer charges.

2.8 All payments made by the Buyer to the Builder prior to the delivery of the Ship shall be in the nature of advances to the Builder.

2.9 All fees, costs and other charges whatsoever arising in connection with any payment made under this Contract shall be borne and paid by the paying party provided that any fees, costs or other charges levied by the receiving party's bank(s) (including correspondent banks, whether in Germany or elsewhere) shall be borne and paid by that party.

2.10 The dollar is the currency of account and payment for each and every sum at any time due from either party to the other under or in connection with this Contract.

                                                              (END OF ARTICLE 8)

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                                                                  First Original

ARTICLE 9: TERMINATION

1.       TERMINATION BY BUILDER

1.1 Each of the following events shall be a "Builder Termination Event" for the purposes of this Contract:

         (i) if, without due cause, the Buyer fails to pay any part of the Contract Price under any of clauses 2.1 (i), (ii), (iii), (iv) or (v) in Article 8 on the due date for such payment and such failure is not remedied within fifteen (15) working days after the receipt by the Buyer of a written notice from the Builder notifying the Buyer of such failure and requesting remedial action; or

         (ii) if, without due cause, the Buyer fails to accept delivery of (and pay the balance of the Contract Price for) the Ship within three (3) working days after the Ship and the related Delivery Documents have been duly tendered for delivery by the Builder in conformity with this Contract; or

         (iii) if (a) a final order shall be made or an effective resolution shall be passed for the winding up of the Buyer (otherwise than by a members' voluntary winding up for the purpose of an amalgamation or reconstruction on terms previously approved by the Builder, which approval shall not be unreasonably withheld) or (b) a receiver shall be appointed of the whole or any substantial part of the undertaking of the Buyer or (c) the Buyer shall suspend the payment of its debts or (d) the Buyer shall make an arrangement or composition with its creditors generally or (e) the Buyer shall apply to any court for protection from its creditors generally.

1.2 At any time after a Builder Termination Event shall have occurred and be continuing, the Builder may, by notice to the Buyer, terminate this Contract whereupon:

         (i) title in the Ship, the Parts, and in the Buyer's Supplies owned by the Buyer which have been installed or incorporated in the Ship before termination, shall pass to the Builder; and

         (ii) the Builder shall retain and apply (in the manner provided for in clause 1.3) all payments previously made by the Buyer to the Builder under this Contract.

1.3 If the Builder terminates this Contract under clause 1.2, the Builder shall endeavour to obtain the best market price reasonably obtainable for the Ship, the Parts and the Buyer's Supplies referred to in clause
         1.2 (i) by sale at public auction or tender or private sale, and shall apply the proceeds of sale (after deducting the necessary expenses of sale including the reasonable costs of completing the Ship for sale) and all amounts retained by the Builder under clause 1.2 (ii) plus a credit for the value of Buyer's Supplies previously delivered by the Buyer and either retained by the Builder or its subcontractors or sold by any of them, as follows:

         (i) firstly, in satisfaction of the balance due to the Builder under this Contract being (a) where the Ship is completed in accordance with this Contract and then sold, the unpaid parts of the Contract Price or (b) where the Ship is sold in an

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                                                                  First Original

                  uncompleted state, that proportion of the unpaid parts of the Contract Price which is required to reimburse the Builder's costs of the building work up to the cessation of such work, and (c) all other amounts payable by the Buyer to the Builder under the provisions of this Contract; and

         (ii) secondly, in payment of the Builder's proved loss directly resulting from the Buyer's default; and

         (iii)    thirdly, in payment of any remaining balance to the Buyer,

         provided that if the total of such proceeds of sale, such retained amounts and such credit shall be less than the balance due to the Builder under paragraphs (i) and (ii) of this clause 1.3, the difference shall be paid by the Buyer to the Builder.

2.       TERMINATION BY BUYER

2.1 Each of the following events shall be a "Buyer Termination Event" for the purposes of this Contract:

         (i) if (a) at any time the construction of the Ship is suspended for a period of more than thirty (30) days in circumstances where the Builder would not be entitled to claim an extension of the Delivery Date under clause 1 of Article 5 and the Buyer reasonably believes that the Builder will not be able to recover the lost time or (b) delivery has not been made, or it can with reasonable certainty be anticipated that delivery will not be made, for whatever reason or combination of reasons (excepting only one or more independent defaults by the Buyer), by the date falling [***] [Confidential Treatment] days from [***] [Confidential Treatment];

         (ii) if the Buyer becomes entitled to terminate this Contract under any of clauses 2.3, 2.7, 2.9, 2.12, 2.15 or 2.18 in Article 6;

         (iii) if the Builder commits a material breach of any of its obligations under this Contract (including, without limitation, its obligations with respect to the achievement of Milestones) or the Account Block Agreement, and fails to remedy any such breach within 30 (thirty) days after receipt of written notice from the Buyer requesting remedial action;

         (iv) if the Builder removes the Ship from the Shipyard, or if it assigns or transfers any of its rights or obligations under this Contract, or if it subcontracts the whole or any major part of the building work, except as expressly permitted by this Contract;

         (v) if the Account Block Agreement is or becomes wholly or partially invalid, ineffective or unenforceable; or

         (vi) if either (a) the Builder shall fail at any time to effect or maintain the Insurances, or any insurer shall avoid or cancel the Insurances or the Builder shall commit any breach of or make any misrepresentation in respect of the Insurances the result of which is to entitle the insurers to avoid the cover or otherwise to be excused or released from any or all of its liability thereunder, or

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                                                                  FIRST ORIGINAL

                  (b) any of the Insurances shall cease for any reason whatsoever to be in full force and effect, unless the Insurances are re-instated or reconstituted in a manner meeting the requirements of this Contract within seven (7) days; or

         (vii) if (a) a final order shall be made or an effective resolution shall be passed for the winding up of the Builder (otherwise than by a members' voluntary winding up for the purposes of amalgamation or reconstruction on terms previously approved by the Buyer, which approval shall not be unreasonably withheld) or (b) a receiver shall appointed of the whole or any substantial part of the undertaking of the Builder or (c) the Builder shall suspend the payment of its debts or (d) the Builder shall make an arrangement or composition with its creditors generally or (e) the Builder shall apply to any court for protection from its creditors generally.

2.2 At any time after a Buyer Termination Event shall have occurred and be continuing the Buyer may, by notice to the Builder, terminate this Contract and thereafter:

         (i) the Buyer may retain and/or claim from the Builder (which shall immediately pay to the Buyer) all liquidated damages paid or payable by the Builder to the Buyer under clauses 2.17 to 2.19 in Article 6; and

         (ii) the Buyer may also claim from the Builder (which shall immediately refund to the Buyer) the aggregate of (a) all payments previously made by the Buyer to the Builder under this Contract together with interest thereon at the relevant rate calculated from the date upon which the Builder received each such payment to the date on which the refund is received by the Buyer, (b) the Buyer's Supply Costs, and (c) all other amounts payable by the Builder to the Buyer under the provisions of this Contract; and

         (iii) if the Buyer's right to terminate this Contract (whether under Articles 4 and/or 9 or otherwise) becomes exercisable as a result of any negligence or wilful misconduct on the part of the Builder the Buyer shall, in addition to the payments referred to in sub-clauses 2.2(i) and (ii), be entitled to the proved loss directly resulting from the Builder's default.

2.3 If the Buyer elects to terminate this Contract under clause 2.2 but the payments and refunds referred to in clause 2.2 are not made in full immediately upon such cancellation, the Buyer may (at any time thereafter) take possession of the Ship in its then state together with the Buyer's Supplies and all plans, machinery, equipment and other Parts appropriated or allocated to the Ship, and complete the Ship at the Shipyard or (in the Buyer's option) at another shipyard.

2.4 If the Buyer elects to take possession of the Ship under clause 2.3 it may remove the Ship together with the Buyer's Supplies and all equipment and other Parts appropriated or allocated to, or ordered for the Ship or, alternatively, it may use the Shipyard facilities, plant, machinery, tools and all equipment and other Parts appropriated or allocated to, or ordered for, the Ship and in either case the Builder shall release the same to the Buyer free from all encumbrances whatsoever against payment to the Builder of the unpaid balance of the Contract Price less the aggregate of:

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                                                                  FIRST ORIGINAL

         (i)      the payments, refunds and other amounts referred to in clause
                  2.2 (i), (ii) and (iii); and

         (ii) the Buyer's good faith estimate of the costs that it will incur in (a) moving the Ship (and the Buyer's Supplies and all related equipment and other Parts) to another shipyard and in having the Ship completed at such other shipyard or (b) in completing the Ship at the Shipyard.

3.       TERMINATION BY EITHER PARTY

3.1 Any event entitling a party to terminate this Contract in accordance with its express provisions shall constitute (as the case may be) either a repudiatory breach of, or breach of condition by the Builder or Buyer under, this Contract or an agreed terminating event the occurrence of which will (in any such case) entitle the relevant party to terminate this Contract and recover the amounts provided for in this Contract either as liquidated damages or as agreed sums deductible or payable on the occurrence of such event.

3.2 The Builder's receipt of all payments to be made by the Buyer under clause 1.3 or, as the case may be, the Buyer's receipt of all payments to be made by the Builder under clause 2.2 and clause 2.3 shall discharge all obligations and liabilities of each of the parties to the other under this Contract save for any obligations and liabilities of either party arising under the other provisions of this Contract.

                                                              (END OF ARTICLE 9)

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                                                                  First Original

ARTICLE 10: BUILDER'S REPRESENTATIONS, COVENANTS AND INDEMNITIES

1.       REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1 The Builder acknowledges that the Buyer has entered into this Contract in full reliance on the representations set out in clauses 1.2 and 1.3 and the Builder warrants that the statements contained in those clauses are in all respects true and accurate.

1.2 Each party (in either case, the "Warrantor") represents and warrants to the other party that:

         (i) all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Contract and (b) to ensure that the obligations expressed to be assumed by it in this Contract are legal, valid and binding have been done, fulfilled and performed; and

         (ii) no legal proceedings have been started or (to the best of the warrantor's knowledge and belief) threatened which might have a material adverse effect on the warrantor's ability to perform its obligations under this Contract.

1.3      The Builder further represents and warrants to the Buyer:

         (i) that neither the execution of this Contract nor the exercise by the Builder of its rights and performance of its obligations under this Contract will result in any breach of any German or European Community law, regulation, rule, directive or treaty; and

         (ii) neither the Builder nor (to the best of the Builder's knowledge, information or belief) any other person has (whether directly or indirectly) offered or paid or agreed to pay or give commission of any kind whatsoever in relation to or in connection with this Contract or any of the business transactions described in or contemplated by this Contract.

         (iii) that it shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws, regulations, rules, directives and treaties of Germany and the European Community to enable it lawfully to enter into and perform its obligations under this Contract;

2.       INDEMNITIES

2.1 The Builder shall indemnify fully, hold harmless and defend the Buyer and the other protected parties from and against all Losses which any of them may sustain or incur in respect of any personal injuries or other harm to or death of any person(s) or any damage to, or loss or destruction of, any property of any person(s), and which arise out of:

         (i) any acts, omissions or defaults on the part of (a) the Builder and/or (b) any of the Builder's subcontractors and/or (c) any of the respective officers, employees, workmen, agents or other representatives of the Builder or its subcontractors

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                                                                  First Original

                  provided that this indemnity shall not (aa) extend to any Losses to the extent they are caused by the negligence or wilful misconduct of the Buyer or any other of the protected parties or (bb) apply to any claim arising out of injury, harm, death, damage, loss or destruction sustained after delivery of the Ship unless any such claim arises out of injury, harm, death, damage, loss or destruction sustained before delivery for which the Builder is responsible; and

         (ii) any representation made by the Builder in clause 1.3 proving (at any time before or after the date hereof) to be untrue, inaccurate or misleading in any material respect.

                                                             (End of article 10)

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                                                                  FIRST ORIGINAL

ARTICLE 11: INTELLECTUAL PROPERTY RIGHTS

1.       PATENTS, TRADE MARKS AND COPYRIGHTS

1.1 The Builder shall pay all royalties, licence fees or other similar charges on or in connection with:

         (i)      the Ship;

         (ii) any Parts (other than Buyer's Supplies) installed or incorporated in, stowed on or otherwise delivered with the Ship; or

         (iii)    any part of the building work.

1.2 The Builder shall indemnify fully, hold harmless and defend the Buyer and the other protected parties from and against all Losses which any of them may suffer or incur as a result of any actual or alleged infringement of any patents, patent rights, copyrights, trademarks, trade secrets or other intellectual property rights of any kind or nature on or in connection with the Ship, the Parts (other than Buyer's Supplies) or any part of the building work or the ownership or the proper use thereof by the Buyer provided that this indemnity shall not apply to any such infringement if the management of the Buyer or the management of any other protected party knew of the relevant infringement (at any time between the Effective Date and the date of actual delivery of the Ship) but failed to notify the Builder.

1.3      If:

         (i) the Ship or any Part (other than Buyer's Supplies) by reason of any claim for which the Builder is responsible under this clause 1 shall be held to constitute an infringement of any patent, patent right, copyright, trademark, trade secret or other intellectual property right; or

         (ii) the Buyer's use, possession or quiet enjoyment of the Ship or any such Part shall be in any manner or to any extent disturbed, interfered with, limited, restricted or restrained,

         the Builder shall, at its own expense, either procure on behalf of the Buyer the full and free right to continue using the Ship or such Part or, if the same can be done without material adverse affect on or delay to the Ship's schedule, replace any infringing Part with a non-infringing Part which is satisfactory to the Buyer and/or the Classification Society and/or the Regulatory Authorities.

1.4 The Buyer shall indemnify fully, hold harmless and defend the Builder from and against all Losses which it may suffer or incur as a result of any actual or alleged infringement of any patents, patent rights, copyrights, trademarks, trade secrets or other intellectual property rights of any kind or nature on or in connection with any Buyer's Supplies, plans, designs and engineering and design data supplied by the Buyer to the Builder under or in connection with this Contract provided that this indemnity shall not apply to any such infringement if the management of the Builder knew of the relevant

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                                                                  FIRST ORIGINAL

         infringement (at any time between the Effective Date and the date of actual delivery of the Ship) but failed to notify the Buyer.

2.       RIGHTS TO ENGINEERING AND DESIGN DATA

2.1 All plans, designs and engineering and design data supplied by the Buyer to the Builder which are the property of the Buyer shall remain the property of the Buyer and such plans, designs and engineering and design data may be used by the Builder only in such manner as is permitted by this clause 2.

2.2 All plans, designs and engineering and design data supplied by the Builder to the Buyer which are the property of the Builder shall remain the property of the Builder and such plans, designs and engineering and design data may be used by the Buyer only in such manner as is permitted by this clause 2.

2.3 Each party shall take all reasonable precautions to maintain in confidence, and will not use or permit the use of (except as may be necessary for the purposes of the building work), any of the designs, plans and engineering and design data owned by the other party.

2.4 Nothing contained in this Contract shall be construed as transferring any patent, patent right, copyright, trademark, trade secret or other intellectual property right created or used in the performance of this Contract, all of which are hereby expressly reserved to the true and lawful owners thereof.

                                                             (END OF ARTICLE 11)

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                                                                  FIRST ORIGINAL

ARTICLE 12: TAXES AND CONTRACT EXPENSES

1.       TAXES

1.1 All taxes of any kind whatsoever and levied by whatsoever taxing authority arising out of or in connection with the making and execution of this Contract, the building of the Ship, the importation of any Parts (other than Buyer's Supplies) into Germany (or the country of any subcontractor), the classification and delivery of the Ship, the payment of the Contract Price in Germany and the export of the Ship or any Parts from Germany (or the country of any subcontractor) which is payable in Germany (or in the country of any subcontractor) shall be borne and paid by the Builder and the Builder shall indemnify fully, hold harmless and defend the Buyer and all other protected parties from and against any Losses which any of them may suffer or incur in relation to any such tax.

1.2 All taxes of any kind whatsoever and levied by whatsoever taxing authority arising out of or in connection with the importation of any Buyer's Supplies into Germany (or the country of any subcontractor) or the importation of the Ship or any Parts into the country of the Buyer shall be borne by the Buyer and the Buyer shall indemnify fully, hold harmless and defend the Builder from and against any Losses which the Builder may suffer or incur in relation to any such tax.

2.       CONTRACT EXPENSES

2.1 Each party shall bear and pay all costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Contract.

2.2 Each party shall from time to time reimburse the other on demand for all costs and expenses (including fees of legal and other professional advisors) reasonably incurred by such other party in connection with the enforcement of any of the rights of that party under this Agreement.

                                                             (END OF ARTICLE 12)

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                                                                  First Original

ARTICLE 13: DISPUTES

1.       TECHNICAL DISPUTES

1.1 Except where a technical dispute is determined by the Classification Society under clause 4.2 in Article 1 or, as appropriate, by a Regulatory Authority under clause 4.4 in Article 1, any technical dispute giving rise to issues purely of fact (including, without limitation, any dispute or difference of opinion relating to questions as to the existence, degree or extent of any alleged non-conformity of the Ship or any Part to the Contract, the Plans, the Specification, or the Rules) shall be referred to the Head Office of the Classification Society for its final decision provided that if the Head Office of the Classification Society declines to accept any such referral, or if either party reasonably considers that it is not appropriate to refer the dispute in question to the Head Office of the Classification Society, the dispute shall be referred to a mutually acceptable technical expert for his final decision.

1.2 The procedure applicable to the resolution of technical disputes (whether by the Classification Society or by a mutually agreed technical expert) shall be as follows:

         (i) the person or body to whom the dispute is referred (the "Expert") shall be requested to make a final decision within fourteen (14) working days after it has accepted the appointment;

         (ii) within seven (7) working days after the Expert has confirmed to both parties that it has accepted the appointment, each party will send to the Expert (and simultaneously to the other party), by telefax or registered courier, its submissions and supporting evidence in relation to the dispute;

         (iii) if a party fails to submit its submissions and supporting evidence within the time limit laid down in paragraph (ii), it shall be deemed to have admitted the correctness of the other party's submissions;

         (iv)     the Expert shall act as an expert and not as an arbitrator;

         (v) the decision of the Expert shall be final and binding on both parties; and

         (vi)     the parties shall bear the Expert's costs equally.

1.3      If:

         (i) the Head Office of the Classification Society declines to accept a referral pursuant to clause 1.1; or

         (ii) a party reasonably considers that it is not appropriate to refer any such technical dispute to the Head Office of the Classification Society and the parties fail to agree upon the identity of a mutually acceptable technical expert within five
                  (5) days after the date of one party's receipt of a written notice from the other party calling upon it to concur in the appointment of an expert,

         the dispute shall be determined in accordance with clause 2.

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                                                                  FIRST ORIGINAL

2.       ARBITRATION

2.1 Except where a dispute is determined under clause 1.1 and subject to the Buyer's rights under clause 3.3, all disputes or differences whatsoever which may arise at any time out of or in connection this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Contract.

2.2 The reference shall be to two arbitrators, one arbitrator being appointed by each party. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its own arbitrator with seven (7) running days of its receipt (or deemed receipt) of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the seven (7) days specified. If the other party does not appoint its own arbitrator, and give notice that it has done so within the seven (7) days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of the sole arbitrator shall be binding on both parties as if such arbitrator had been appointed by agreement of both parties. Nothing in this Contract shall prevent the parties agreeing to vary these provisions to provide for the appointment of a sole arbitrator. If the two (2) arbitrators properly appointed hereunder by the parties shall not agree, they shall appoint an umpire whose decision shall be final.

2.3 All arbitration proceedings shall be held and conducted in London, in the English language, under English law and in accordance with the London Maritime Arbitrators' Association ("LMAA") Terms current at the time when the proceedings are commenced (which Terms are deemed to be incorporated by reference into this clause 2).

2.4 Any person appointed as an arbitrator under this Contract shall be knowledgeable in commercial ship construction and no such person shall have had, or shall have any expectation of acquiring, any business or financial relationship with either of the parties to this Contract, except such relationship as may be acquired by reason of that person being appointed as arbitrator pursuant to this clause 2; it is not necessary for any person appointed as an arbitrator under this Contract to be a member of, or otherwise to be affiliated or connected with, the LMAA.

2.5 If any dispute or difference arises prior to delivery of the Ship and is referred to arbitration in accordance with this clause 2, the parties acknowledge that time will be of the essence in obtaining an award from the arbitrators in relation to such dispute or difference and, accordingly, the parties agree to establish and utilise a fast track arbitration procedure. To this end the arbitration tribunal shall be instructed to hear the merits of the dispute as presented by the parties as soon as may be practicable and in any event within 200 (two hundred) days after the commencement of proceedings. The parties agree that the decision of the arbitration tribunal shall be final and binding on the parties except that either party may appeal to the English High Court in London in respect of any manifest error of law. The decision of the tribunal shall be given in writing with reasons, and shall include a finding as to whether or not the Delivery Date should, as a result or such dispute or difference, be in any way altered thereby.

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                                                                  First Original

2.6 The parties will use all reasonable efforts to keep any arbitration proceedings concerning this Contract (and any award made in such proceedings) confidential.

2.7 Subject to clause 1.4(vi) in Article 5, no dispute or difference under or in relation to this Contract shall entitle the Builder to cease or suspend any part of the building work or to withhold delivery of the Ship, nor shall any such dispute or difference entitle the Buyer to withhold the payment of any part of the Contract Price due under any of clauses 2.1(i), (ii), (iii), (iv) or (v) in Article 8 beyond the relevant due date for payment provided that nothing in this provision shall prejudice any right which:

         (i) the Builder may have to retain possession of the Ship on account of non-payment of the Contract Price; or

         (ii) the Buyer may have to dispute the due date for payment of any part of the Contract Price under clause 2.1 (vi) in Article 8.

2.8 For the avoidance of doubt, if any dispute or difference arises before delivery of the Ship and is referred for determination under any of the provisions of clauses 1 or 2 hereof, the Builder shall not be entitled to dispose of the Ship pending the final determination of such dispute or difference.

3.       GOVERNING LAW

3.1 This Contract is governed by and shall be construed in accordance with English law and, without prejudice to the provisions of clauses 1 and 2, each party hereby irrevocably submits itself to the jurisdiction of the English courts for the purposes of any arbitration or other proceedings under or in connection with this Contract, and for the enforcement of any awards rendered under or in connection with this Contract.

3.2 Service of any claims or awards issued out of, or made or granted by, the English courts may be served by being delivered to the relevant party at the address for such party set out in clause 4.

3.3 The Buyer reserves the right to proceed under this Contract against the Builder in the German state courts for interlocutory relief (einstweiliger Rechtsschutz).

4.       NOTICES

4.1 Any notice or other communication made under or in connection with this Contract shall be in writing in the English language and shall be given to the addressee at the address set out below or sent by telefax to the telefax number given below, marked for the attention of the relevant individual listed in the "Attention" lines set out below provided that all notices and communications relating to technical matters (including, without limitation, those concerning the approval of Plans and tests) shall be given to the Supervisor at the address set out in paragraph (ii) below or sent by telefax to the telefax number specified in paragraph (ii) below.

         (i)      if to the Buyer, to:       Arrasas Limited
                                             c/o Star Cruise Sdn Bhd
                                             Wisma Genting 22 Floor
                                             28 Jalan Sultan Ismail

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                                                                  First Original

                                             50250 Kuala Lumpur
                                             Malaysia

                  Telefax:                   + 603 261 3621

                  Attention:                 Mr Gerard Lim
                  with a copy to:            Clifford Chance
                                             200 Aldersgate Street
                                             London EC1A 4JJ
                                             England

                  Telefax:                   +44 71 600 5555

                  Attention:                 Mr Paul Turner

         (ii)     if to the Supervisor, to:  The Supervisor
                                             c/o the Supervisor's designated
                                             office at the Shipyard

                  Telefax:                   + 49-4961-814167

                  Attention:                 Mr Bo Franzen

         (iii)    if to the Builder, to:     Jos. L. Meyer Gmbh
                                             Postfach 1555
                                             D26855 Papenburg
                                             Germany

                  Telefax:                   + 49-4961-814300

                  Attention:                 Mr B. Meyer

         or to such other person, address or telefax number as either party may (by not less than five (5) working days' notice in writing) specify to the other.

4.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

         (i) if correctly addressed and marked for the attention of the appropriate individual and delivered personally, when left at the appropriate address of the addressee;

         (ii) if correctly addressed and marked for the attention of the appropriate individual and sent by pre-paid registered mail (or registered airmail if international) or courier, upon acknowledgement of receipt by return telefax; and

         (iii) if correctly addressed and marked for the attention of the appropriate individual and sent by telefax to the correct number, upon acknowledgement of receipt by return telefax.

                                                             (End of article 13)

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                                                                  First Original

ARTICLE 14: GENERAL MATTERS

1.       COMPUTATION OF TIME

1.1 Except as otherwise provided in this Contract, all periods of time shall be computed by including Saturdays, Sundays and holidays except that if any period terminates on:

         (i) any day which is not a working day in London or Papenburg (in the case of periods applicable to action by the Buyer); or

         (ii) any day which is not a working day in Papenburg (in the case of periods applicable to action by the Builder),

         such period shall be deemed to be extended to the next following working day in such place.

2.       ASSIGNMENTS

2.1      The Buyer may:

         (i) grant to its financiers of the Ship, or the other financiers of the Star Cruises Group, a first assignment (or other security interest) of this Contract and of all the Buyer's rights, title, interest and benefits in relation to this Contract and the Insurances;

         (ii) assign, novate or transfer this Contract to any member of the Star Cruises Group or (with the prior approval of the Builder, which is not to be unreasonably withheld) to any other person whatsoever; and

         (iii) assign its rights under Article 7, Clause 2 to any purchaser, lessee or bareboat charterer of the Ship,

         provided that the guarantee provided for in Clause 13 shall remain in full force and effect notwithstanding any such assignment, novation or transfer.

2.2 The Buyer shall be entitled to mortgage the Ship, and to charge the Buyer's Supplies and other items in which it has title from time to time under this Contract, for the purposes of securing the pre and post delivery financing arrangements for the Ship entered into at any time by the Buyer, its assignees and any other members of the Star Cruises Group.

2.3 The Builder shall at its own cost promptly give all such assistance, provide all such information, and execute and deliver all such documents to the Buyer and/or any other relevant person, body or entity (including, but not limited to, the Registry of Ships under construction and the Bundesamt fur Seeschiffahrt und Hydrographie) as may from time to time be requested by the Buyer in connection with the registration and deletion of the Ship in and from the Registry of Ships under Construction. In addition to its obligations under Article 4 Clause 1, the Builder undertakes to identify and/or mark the Ship for the purposes of such registration.

2.4 The Builder shall not assign or novate or transfer, or purport to assign or novate or transfer, any of its rights or obligations under this Contract save that the Builder may

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                                                                  FIRST ORIGINAL

         assign its rights hereunder to its financiers for the Builder's pre-delivery construction financing of the Ship.

3.       PARTIAL ILLEGALITY

3.1 If any provision of this Contract or the application thereof to any person or in any circumstances shall to any extent be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not prejudice the effectiveness of the remainder of this Contract or the application of such provision to other persons or in other circumstances and each other provision of this Contract shall be legal, valid and enforceable to the fullest extent permitted by law.

4.       CONFIDENTIALITY

4.1 After the date of this Contract, the parties will agree the terms and publication date(s) of press announcements in relation to the construction of the Ship.

4.2 Save as provided in clause 4.1, the parties shall treat as confidential and use all reasonable efforts to ensure that their respective agents, officers, employees, workmen, subcontractors, and other representatives treat as confidential, the provisions of this Contract provided that:

         (i) each party may, with the prior written consent of the other, disclose to any third party information relating to the matters referred to in this clause 4.2; and

         (ii) each party shall be entitled to disclose any such information to their shareholders, bankers, auditors and/or legal advisors or to such extent as may from time to time be required by law or the rules or regulations of any applicable stock exchange or similar body.

5.       AMENDMENTS

5.1 No amendment, modification, supplement or other variation of this Contract, the Plans or the Specification shall be of any effect unless made in writing and signed by the Builder and the Buyer or their respective duly authorised representatives.

6.       NO WAIVER

6.1 No failure or delay on the part of either party in exercising any right, power or remedy under this Contract shall operate as a waiver thereof or a waiver of any other rights, powers or remedies nor shall any single or partial exercise of any such right power or remedy preclude any other or further exercise of any such right, power or remedy or the exercise any other right, power or remedy.

6.2 The respective rights, powers and remedies conferred on the parties by this Contract are cumulative and (save where the contrary is expressly stated) are in addition to (and not exclusive of) any rights, powers and remedies provided by law.

7.       CONSENTS

7.1      Subject to clause 1.6 in Article 2, where any matter:

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                                                                  First Original

         (i) requires an instruction from the Buyer, a waiver by the Buyer or the approval, authority or consent of the Buyer any such instruction, waiver, approval, authority or consent shall not be deemed to have been given or to any extent effective unless it is given in writing by a duly authorised representative of the Buyer; and

         (ii) is required to be acceptable or satisfactory to the Buyer, the Buyer shall not be deemed to have accepted, or to be satisfied with such matter, unless its acceptance or satisfaction is communicated in writing to the Builder by a duly authorised representative of the Buyer.

8.       LANGUAGE

8.1 The official text of this Contract (and all plans, drawings, test and work schedules, reports, protocols, certificates, instruction booklets, notices, communications and other materials or documents to be drawn up, developed or supplied under this Contract) shall be in the English language.

9.       MODELS

9.1 The Builder shall build and supply free of charge to the Buyer (and place on board the Ship at or before delivery) the models of the Ship described in section G6.2 of the Specification.

10.      COUNTERPARTS

10.1 This Contract may be executed in up to four (4) counterparts each of which when dated and signed by (or on behalf of ) both parties shall be an original, but all counterparts together shall constitute one and the same instrument.

11.      EFFECTIVE DATE

11.1 This Contract shall not have any legal effect whatsoever until the time on the date (the "Effective Date") when all of the following conditions have been satisfied:

         (i) each party shall have received an original counterpart of this Contract, duly signed by the other party;

         (ii) the Buyer shall have confirmed in writing to the Builder that is has approved the form and terms of the Insurances;

         (iii) each of the Account Block Agreement and the Opinion Letter shall have been signed and delivered;

         (iv) the contract for Hull S.668 shall have been signed and shall have become effective; and

         (v) the Buyer shall have confirmed by written notice to the Builder that it has obtained binding written commitments (in terms reasonably satisfactory to the Buyer) for the pre and post delivery loan financings (including the "Hermes" cover) that will be required to enable the Buyer to part fund certain of the payments referred to in clause 2 of Article 8.

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                                                                  FIRST ORIGINAL

11.2 If this Contract has not come into effect by 4pm (Papenburg time) on 26 September 2003 either party may, by written notice given to the other within ten (10) days thereafter, cancel this Contract.

11.3 In the event of the exercise by either party of its right to cancel this Contract under clause 11.2, this Contract shall, with effect from such cancellation, be null and void without any liability whatsoever on the part of either party.

11.4 Notwithstanding any provision to the contrary in this Contract, the Buyer shall not be obliged to make any payment to the Builder hereunder until such time as all of the conditions set out in clause 11.1 have been fulfilled or expressly waived in writing by both parties.

12.      PROTECTED PARTIES

12.1 Any of the protected parties may enforce the terms of any provision of this Contract which purports to confer any rights on them, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

12.2 The Builder and the Buyer may at any time, by agreement between them, rescind this Contract or vary it without the consent of the protected parties.

12.3 If any protected party becomes entitled to bring a claim against the Builder under or in respect of this Contract, the Buyer shall bring such claim against the Builder on behalf of the relevant protected party.

12.4 If any claim is made against the Builder by the Buyer on behalf of a protected party under clause 12.3, the Builder shall only have available to it by way of defence any matter that would have been available to it by way of defence if the relevant protected party had been a party to this Contract.

12.5 Save as provided above the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.

13.      GUARANTEE

13.1 If, pursuant to clause 2.1, Arrasas assigns, novates or transfers this Contract to a substitute buyer, Arrasas guarantees to the Builder the due and punctual performance of all the terms, conditions and covenants to be performed by such substituted buyer and agree to pay to the Builder each sum of many which such substituted buyer is at any time liable to pay to the Builder under or pursuant to this Contract and which has become due and payable but has not been paid.

13.2 Neither the obligations of Arrasas under the guarantee provided for in clause 13.1 nor the rights, powers and remedies confirmed on the Builder in respect of such guarantee shall be discharged or impaired by any act, circumstance, event or omission which (but for this Clause 13.2) might operate to discharge or impair any of the obligations, rights or remedies referred to above.

                                                             (END OF ARTICLE 14)

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                                                                  First Original

                                    SCHEDULE

1.       DEFINITION OF CERTAIN TERMS

1.1      In this Contract:

         "Account Block Agreement" means an agreement which is to be executed by the Buyer, the Builder and the Builder's Bank in order to provide for certain rules concerning payments into and from the Builder's Account.

         "Builder's Account" means the dollar account numbered 1116003 and held by the Builder's Bank at its office in Bremen;

         "Builder's Bank" means Commerzbank AG;

         "Building Work" means all of the Parts to be provided and all of the work to be done by the Builder under and in connection with this Contract, as more particularly described in the Specification and the Plans, and includes all Parts to be provided and all work to be done by the Builder's subcontractors;

         "Buyer's Supplies" has the meaning given in Article 1, clause 1.1(i)(b) and, for the avoidance of doubt, any of the US manufactured and processed materials referred to in Article 1, clause 3.3 which are used in the construction of the Ship shall be regarded as "Parts" rather than "Buyer's Supplies";

         "Buyer's Supply Costs" means at any given time the aggregate of (i) the costs incurred by the Buyer in relation to the carriage, pre-delivery insurance and delivery of all Buyer's Supplies and (ii) the cost to the Buyer of obtaining replacements for such Supplies at such time;

         "Class Rules" has the meaning given in Article 1, clause 4.1;

         "Classification Society" has the meaning given in Article 1, clause
         4.1;

         "Commission" means any benefit (whether monetary or not), brokerage, commission, consideration, gift, gratuity, inducement, payment, reward or success fee of any kind whatsoever payable to any broker, agent, intermediary or other person in relation to or in connection with the placing and/or performance of this Contract;

         "Compensation Date" means (i) the 5th (fifth) day from (and including) the Delivery Date or (ii) the 3rd (third) day from (and including) the Delivery Date if the Ship has not been delivered by the intended delivery date mentioned in the 15 (fifteen) days definite notice given by the Builder under clause 1.1 in Article 7;

         "Contract" means this shipbuilding contract and includes the Plans, the Specification and the schedule, each of which forms an integral part of this Contract;

         "Contract Price" means the fixed price for the Ship specified in clause
         1.1 of Article 8;

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                                                                  First Original

         "Correct" shall be construed (in Article 8, clause 2) so as to mean and include rectify, remedy, repair and replace with the intent that the Builder's duty under Article 8, clause 2 shall be to take all necessary corrective action by (as may be appropriate) correcting or rectifying or remedying or repairing or replacing, or paying for the correction or rectification or remedy or repair or replacement of, every Defect to which clause 2 applies;

         "Defect" has the meaning given in Article 6, clause 1.8;

         "Delivery Date" means the fixed delivery date for the Ship specified in clause 1.1 of Article 7, it being acknowledged and agreed by the parties that such date may be reset only in strict accordance with, and subject to, the express provisions this Contract;

         "Delivery Port" has the meaning given in Article 1, clause 1.1 (c);

         "Dispute Notice" had the meaning given in Article 2, clause 6.1;

         "Effective Date" has the meaning given in Article 14, clause 11.1;

         "Encumbrance" means (i) any claim (whether in personam or in rem and including any arrest or other detention in connection with any claim) and any debt, and/or (ii) any mortgage, charge, pledge, maritime or possessory or other lien, assignment, hypothecation, trust arrangement, encumbrance, or other security interest securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect and or (iii) any of the German Law Encumbrance Rights, but does not include any permitted encumbrance;

         "Flag State" means the Bahamas;

         "German Law Encumbrance Rights" means any retention of title (Eignetumsvorbehalt, auch erweitert, verlangert, weitergeleitet, nachgeschaltet, nachtraglich, als Kontokorrentvorbehalt, als Konzernvorbehalt u.s.w.), right of retention (Zuruckbehaltungsgrecht), pledge, lien (Pfandrecht) and any other encumbrance (sonstige Belastung) or other similar rights under German law;

         "Insurances" has the meaning given in Article 4, clause 2.2;

         "Libor" means the percentage rate per annum for dollar deposits for the relevant period as displayed on the appropriate page of the Telerate or Reuters screen from time to time or, if such display is not available at any relevant time, as certified by the main London office of the Builder's Bank;

         "List of Suppliers" means the agreed list of approved subcontractors dated 22 August 2003 and initialled by the parties for the purposes of identification;

         "Losses" means any and all causes of action, charges (including interest charges), costs, claims (in contract, tort or otherwise), controls, liquidated or unliquidated damages, demands, expenses, fees (including legal fees) fines, liabilities (civil, criminal or otherwise), losses (other than consequential losses), payments, penalties, proceedings, restrictions, suits and any and all other sanctions of a monetary nature other than taxes;

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                                                                  First Original

         "Milestones" has the meaning given in Article 2, clause 4.1;

         "Opinion Letter" means a legal opinion from Ahlers & Vogel to the Buyer (in a form reasonably acceptable to the Buyer) regarding retention of title and title transfer issues relating to this Contract.

         "Parts" has the meaning given in Article 1, clause 1.1(i)(b);

         "Partial Loss" means any loss of or damage to the Ship (including Buyer's Supplies and other Parts) which does not constitute a total loss and "partial loss proceeds" means any insurance proceeds paid and/or payable in respect of any partial loss;

         "Permitted Encumbrance" means any encumbrance (i) created by the Buyer or (ii) arising by operation of law in connection with claims against the Buyer for which the Buyer would not be entitled to compensation or indemnification from the Builder under this Contract;

         "Plans" means the GA Plan No. P.8573-A18 dated 22 August 2003 and initialled by the parties for the purposes of identification, and the technical system and other plans and drawings described or referred to in the Specification;

         "Protected Parties" means (i) every member of the Star Cruises Group from time to time (as certified by the Buyer), and (ii) all of the respective agents, officers, employees, workmen, suppliers and other representatives of (a) the Buyer and (b) each other protected party;

         "Regulatory Authorities" means those authorities, bodies and entities having regulatory responsibility and authority in respect of the Ship or specific areas or parts of the Ship, whether before or after delivery under this Contract, including (i) the International Maritime Organisation, (ii) the World Health Organisation, (iii) the United States' Coast Guard and Public Health Services authorities, (iv) the maritime authorities of the Flag State, and (v) all other specified national or international regulatory authorities;

         "Regulatory Rules" has the meaning given in Article 1, clause 4.3;

         "Relevant Rate" means the aggregate of (i) one per cent (1%) and (ii) LIBOR for the relevant period;

         "Ship" means the ship which is the subject of this Contract and all Parts (including all delivered Buyer's Supplies);

         "Shipyard" means the Builder's shipyard at Papenburg, Germany;

         "Specification" means Specification No. P.8573-Hull No.S.667 dated 22 August 2003 and the Appendices marked A, B and C thereto (the "Appendices") and, unless the context otherwise requires, "Specified" means stipulated in the Specification or in the Appendices;

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                                                                  First Original

         "Star Cruises Group" means (i) Star Cruises Limited and its subsidiaries and (ii) all other associated or affiliated companies;

         "Subcontractor(s)" shall include each of the Builder's makers and suppliers, and any other person, company or other entity under contract to the Builder or used by the Builder in connection with the design, construction, manufacture or supply of any materials, machinery, equipment, other parts or services for the Ship;

         "Tests" means (i) the shop, dock, sea and other tests, trials and inspections described in the Specification and the Plans and (ii) such other tests, trials and inspections (or retests, retrials and reinspections) as the Buyer and/or the Classification Society and/or the Regulatory Authorities may reasonably require in order to demonstrate and confirm the complete correction of any Defects;

         "Total Loss" means any actual, constructive, compromised or arranged or agreed total loss of the Ship (including Buyer's Supplies or other Parts);

         "Working Day" means any day, other than a Saturday or Sunday, on which banks are generally open for business in each of London and Papenburg; and

         "$" And "Dollar" denote the lawful currency of the United States of America.

2.       INTERPRETATION OF CERTAIN REFERENCES

2.1 Save where the contrary is expressly stated, any reference in this Contract to:

         (i) this Contract, the Specification, the Appendices, the Plans or any other agreements or documents shall be construed as a reference to this Contract, the Specification, the Appendices, the Plans or, as the case may be, such other agreements or documents as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

         (ii) an Article or the schedule shall be construed as a reference to an Article or the schedule of this Contract;

         (iii) an award shall be construed as a reference to any award, decision, declaration, injunction, judgement, order or other relief;

         (iv) a claim shall be construed as a reference to any action, claim, demand, proceeding, process or suit, whether in arbitration or court or otherwise;

         (v)      a clause shall be construed as a reference to a clause of the
                  Article in which the reference appears;

         (vi) a person shall be construed as a reference to any individual, firm, company, corporation, unincorporated body of persons, or any state or state agency,

         (vii) a party to this Contract shall include a reference to such party's successors and permitted assigns;

         (viii) a tax shall be construed as a reference to any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest

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                                                                  FIRST ORIGINAL

         payable in connection with any failure to pay or any delay in paying any of the same);

         (ix) a receiver shall be construed so as to include any liquidator, trustee, administrator, receiver, administrative receiver or similar officer; and

         (x) the winding up of a party to this Contract shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such party is incorporated or any other jurisdiction in which such party carries on business.

2.2 The Index, Article, clause and schedule headings and sub-headings are inserted for convenience only and shall not affect the interpretation of this Contract.

3.       PRIORITY OF CONTRACT, PLANS AND SPECIFICATION

3.1 This Contract, the Plans, the Specification and the Appendices are intended to compliment and supplement one another. All general language or requirements embodied in the Specification are intended to amplify, explain and implement the requirements of this Contract. The Specification and the Plans are also intended to explain each other, and anything shown in the Plans but not stipulated in the Specification or stipulated in the Specification and not shown in the Plans shall be deemed and considered as if embodied in both. The Appendices are intended to clarify, amplify and supplement the Specification.

3.2      If any conflict is found to exist between:

         (i) the provisions of this Contract, on the one hand, and the Specification and/or the Plans on the other hand, then to the extent of such conflict only, the Specification and the Plans shall be ineffectual, and the provisions of this Contract shall prevail, and in all other respects the Specification and the Plans shall be and remain in full force and effect provided that to the extent such conflict arises solely because this Contract, on the one hand, and the Specification and/or the Plans, on the other hand, contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by the Builder; or

         (ii) the provisions of the Specification, on the one hand, and the Plans, on the other hand, then to the extent of such conflict only, the Plans shall be ineffectual, and the provisions of the Specification shall prevail, and in all other respects the Plans shall be and remain in full force and effect provided that to the extent such conflict arises solely because the Specification, on the one hand, and the Plans, on the other hand, contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by the Builder; or

         (iii) the provisions of the Appendices, on the one hand, and the Specification and/or Plans on the other hand, then to the extent of such conflict only, the Specification and the Plans shall be ineffectual, and the relevant provisions of the Appendices shall prevail, and in all other respects the Specification and the

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                                                                  First Original

                  Plans shall be and remain in full force and effect provided that to the extent such conflict arises solely because the Appendices, on the one hand, and the Specification and/or Plans on the other hand contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by the Builder; or

         (iv) a Plan, on the one hand, and another Plan on the other hand, then to the extent of such conflict only, the Plan with the earlier date shall be ineffectual, and the other Plan shall prevail, and in all other respects the Plans shall be and remain in full force and effect provided that to the extent such conflict arises solely because a Plan, on the one hand, and another Plan on the other hand, contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by the Builder.

SIGNATURES

SIGNED by                   Tan Sri Kt Lim
for and on behalf of
ARRASAS LIMITED

SIGNED by                   Mr B. Meyer
for and on behalf of
JOS. L. MEYER GMBH

(End of Contract)

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

                                  ADDENDUM NO.1

Addendum No.1 to the shipbuilding contract (as amended and supplemented from time to time, the "CONTRACT") dated as of 15 September 2003 and made between Jos. L. Meyer GmbH as builder (the "BUILDER") and Arrasas Limited as buyer ("AL") of Hull No.S.667 (the "SHIP").

WHEREAS:

(A) AL wishes to assign and transfer the Contract (and all of its rights and obligations under and in connection with the Contract and all related documents including but not limited to the Plans and Specification) to Hull 667 Limited ("HL") as buyer of the Ship.

(B) HL is willing to take the assignment and transfer referred to in recital (A), and the Builder is prepared to consent to their assignment and transfer, on and subject to the terms and conditions of this Addendum.

IT IS HEREBY AGREED AS FOLLOWS:

1. Subject always to the proviso to clause 2.1 in Article 14 of the Contract, AL, HL and the Builder agree that with effect from 1600 hours (Papenburg Time) on 25 March 2004:

         (i) HL shall be substituted in place of AL as the buyer of the Ship under the Contract; and

         (ii) Each reference in the Contract to "Buyer" shall be construed as being a reference to HL as buyer of the Ship.

2. For the benefit of the Builder, it is acknowledged and agreed by AL and HL that AL shall remain fully responsible for the performance and observance of all transferred obligations.

3. Each of the Builder and AL hereby agree that they will execute, sign and do any and every such further assurance, document, act or thing as in the reasonable opinion of HL may be necessary to perfect the assignment and transfer arrangements described in and contemplated by this Addendum.

4. Save and except as expressly provided in this Addendum, the terms and conditions of the Contract shall remain unamended and in full force and effect.

5. This Addendum shall be deemed an integral part of, and read as one with, the Contract.

6. Expressions defined in the Contract shall bear the same meanings when used in this Addendum.

7. This Addendum will be treated as having been signed at the time and on the date when each of the parties have dated and signed a counterpart of this Addendum and exchanged the same by fax with the other parties. Thereafter, and for record purposes only, three (3) original counterparts of this Addendum shall be dated and signed by the Builder, AL and HL.

Signed by:     HANS-ARTUR WILKER
for and on behalf of
the BUILDER on 25 March 2004

Signed by:     PAUL TURNER
for and on behalf of
AL on 24 March 2004

Signed by:     PAUL TURNER
for and on behalf of
HL on 24 March 2004

(End of Addendum No.1)

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